Exhibit 2.1

SHARE EXCHANGE AGREEMENT

by and among

MAGNOLIA SOLAR CORPORATION,

AUZMINERALS RESOURCE GROUP LIMITED,

and

SOLAR SILICON RESOURCES GROUP PTE LTD.

 DATED AS OF SEPTEMBER 19, 2014

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TABLE OF CONTENTS

PREAMBLE		6
CERTAIN DEFINITIONS		6
ARTICLE I THE EXCHANGE; OTHER MATTERS		9
SECTION 1.1	The Exchange	6
SECTION 1.2	Capitalization of MSC	10
SECTION 1.3	Closing and Effective Time	10
SECTION 1.4	Deliveries at Closing by the Parent and SSRG	10
SECTION 1.5	Deliveries at Closing by MSC	10
SECTION 1.6	Restrictions at Resale	11
SECTION 1.7	Exchange of Certificates	11
SECTION 1.8	MSC Board	11
SECTION 1.9	SSRG Board; MSC Officers	12
SECTION 1.10	Insurance	12
ARTICLE II REPRESENTATIONS AND WARRANTIES OF MSC		12
SECTION 2.1	Corporate Organization	12
SECTION 2.2	Authority	12
SECTION 2.3	Capitalization	13
SECTION 2.4	Consents; Permits; Defaults	13
SECTION 2.5	No Conflict	14
SECTION 2.6	Financial Statements	14
SECTION 2.7	Contracts	14
SECTION 2.8	Absence of Certain Changes or Events	15
SECTION 2.9	Absence of Undisclosed Liabilities and Agreements	16
SECTION 2.10	Compliance with Legal Requirements	17
SECTION 2.11	Tax Matters	17
SECTION 2.12	Absence of Questionable Payments	17
SECTION 2.13	Litigation	18
SECTION 2.14	Title to Property	18
SECTION 2.15	Intellectual Property	18
SECTION 2.16	Banks	20
SECTION 2.17	Absence of Certain Business Practices	20

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EXHIBITS

Exhibit A Nevada Articles of Exchange

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SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this “Agreement”) is made and entered into as of the 19th day of September 2014, by and among Magnolia Solar Corporation, a Nevada corporation (“MSC”), Solar Silicon Resources Group Pte Ltd., a Singapore corporation (“SSRG”) and Auzminerals Resource Group Limited, a Singapore corporation (the “Parent”). MSC, SSRG and the Parent are at times collectively referred to herein individually as a “Party” and collectively as the “Parties.”

PREAMBLE

WHEREAS, the Parent is the record and beneficial owner of 95,000,000 ordinary shares, which shares constitute 100% of the issued and outstanding ordinary shares of SSRG, (the “SSRG Common Stock”);

WHEREAS, SSRG has no other class of shares authorized;

WHEREAS, MSC has proposed to acquire SSRG pursuant to an exchange transaction (the “Exchange”) whereby, pursuant to the terms and subject to the conditions of this Agreement, the Parent shall exchange its 95,000,000 shares of SSRG Common Stock for that number of shares of common stock of MSC, par value $.001 per share (the “MSC Common Stock”) that shall equal 95% of such shares (the “Exchange Shares”) at the Closing (as hereinafter defined);

WHEREAS, the obligation of the Parties to effect the Exchange is subject to the conditions set forth in Article V hereof; and

WHEREAS, the Parties are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein, the Parties hereto, intending to be legally bound, hereby agree as follows:

CERTAIN DEFINITIONS

Definitions. When used in this Agreement, the following terms shall have the meanings set forth below (such meanings being equally applicable to both the singular and plural form of the terms defined):

“Affiliate” means, with respect to any person, any other person controlling, controlled by or under common control with such person. The term “Control” as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 10% of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

“Business Day” means any day other than Saturday, Sunday and any day on which banking institutions in the United States are authorized by law or other governmental action to close.

“Closing” shall have the meaning set forth in Section 1.3.

“Closing Date” shall have the meaning set forth in Section 1.3.

“Commission” means the United States Securities and Exchange Commission.

“Contracts” means any and all contracts, agreements, commitment, franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, Encumbrances, evidence of indebtedness, approvals or other instruments or undertakings to which such person is a party or to which or by which such person or the property of such person is subject or bound, whether written or oral and whether or not entered into in the ordinary and usual course of the Person’s business, excluding any Permits.

“Convertible Debt” means any debt obligation of MSC that is convertible into MSC Common Stock at the option of the holder of such convertible debt or otherwise.

“Damages” means any and all damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, costs, expenses and assessments (including without limitation income and other taxes, interest, penalties and attorneys’ and accountants’ fees and disbursements).

“Encumbrances” means any and all liabilities, security interests, mortgages, pledges, hypothecations, charges, claims, options, rights to acquire, easements, adverse interests, factoring arrangements, assignments, deposit arrangements, encumbrances, restrictions, liens (statutory or other), or preferences, priorities or other security agreement or preferential arrangements of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

“Environmental Laws” means any national, federal, provincial, state or local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code requirement or agreement with any Governmental Authority (x) relating to pollution (or the cleanup thereof or the filing of information with respect thereto), human health or the protection of air, surface water, ground water, drinking water supply, land (including land surface or subsurface), plant and animal life or damages for injury or loss of natural resources, or (y) concerning exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of Regulated Substances, in each case as amended and as now or hereafter in effect. The term “Environmental Laws” includes, without limitation, any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Regulated Substance.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or country (including, but not limited to, the United States) and any commonwealth, territory or possession thereof and any government or governmental or regulatory, legislative, executive authority thereof, or commission, department or political subdivision thereof, whether federal, state, provincial, regional, municipal, local or foreign, or any department, board, bureau, agency, instrumentality or authority thereof, or any court or arbitrator (public or private), including, but not limited to, the Commission and FINRA.

“Intellectual Property” means all domestic or foreign rights in, to and concerning: (i) inventions and discoveries (whether patented, patentable or unpatentable and whether or not reduced to practice), including ideas, research and techniques, technical designs, and specifications (written or otherwise), improvements, modifications, adaptations, and derivations thereto, and patents, patent applications, inventor’s certificates, and patent disclosures, together with divisions, continuations, continuations-in-part, revisions, reissuances and reexaminations thereof; (ii) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, trade dress, logos, symbols, trade names, assumed names, fictitious names, corporate names and other indications or indicia of origin, including translations, adaptations, derivations, modifications, combinations and renewals thereof; (iii) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of data or information), copyrights therein and thereto, moral rights, and rights equivalent thereto, including but not limited to, the rights of attribution, assignation and integrity; (iv) trade secrets, confidential and/or proprietary information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, schematics, designs, discoveries, drawings, prototypes, specifications, hardware configurations, customer and supplier lists, financial information, pricing and cost information, financial projections, and business and marketing methods plans and proposals), collectively “Trade Secrets”; (v) computer software, including programs, applications, source and object code, data bases, data, models, algorithms, flowcharts, tables and documentation related to the foregoing; (vi) other similar tangible or intangible intellectual property or proprietary rights, information and technology and copies and tangible embodiments thereof (in whatever form or medium); (vii) all applications to register, registrations, restorations, reversions and renewals or extensions of the foregoing; (viii) internet domain names; and (ix) all the goodwill associated with each of the foregoing and symbolized thereby; and (x) all other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof.

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“Knowledge” means with respect to any Person, (x) such Person is actually aware of such fact or matter or (y) such Person should reasonably have been expected to discover or otherwise become aware of such fact or matter after reasonable investigation, and for purposes hereof it shall be assumed that such Person has conducted a reasonable investigation of the accuracy of the representations and warranties set forth herein.

“Legal Proceeding” shall mean any private or governmental action, suit, complaint, arbitration, mediation, legal or administrative proceeding or investigation.

“Legal Requirements” means any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such person or such person’s business, operations or Properties.

“Liability” means any liability, obligation or indebtedness of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Loss” or “Losses” means any and all Liability, damages, fines, fees, penalties and expenses whether or not arising out of litigation, including without limitation, interest, reasonable expenses of investigation, court costs, reasonable out-of-pocket fees and expenses of attorneys, accountants and other experts or other reasonable out-of-pocket expenses of litigation or other legal proceedings, incurred in connection with the rightful enforcement of rights under this Agreement against any Party hereto, and whether or not arising out of third party claims against an Indemnified Party.

“Material Adverse Effect” means any change, event, development, or effect that is materially adverse to the business, Liabilities, Properties, results of operations, condition (financial or otherwise) or working capital of MSC or SSRG, as the case may be, or the ability of any Party to consummate on a timely basis the Transactions; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse change, event, development, or effect arising from or relating to the taking of any action contemplated by this Agreement, and (b) any adverse change in or effect on the business of MSC or SSRG, as the case may be, that is cured by such Party before the Closing Date.

“MSC Control Person” means each director, executive officer, promoter, and such other Persons as may be deemed in Control of MSC.

“MSC Shareholder Approval” shall mean the affirmative vote (in person or by proxy) of all the Amendments by the holders of a majority of the outstanding shares of MSC Common Stock at the MSC Meeting.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award (in each such case whether preliminary or final).

“Permits” means any and all permits, rights, approvals, licenses, authorizations, legal status, orders or Contracts under any Legal Requirement or otherwise granted by any Governmental Authority.

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“Permitted Encumbrances” means the following Encumbrances with respect to the properties and assets of SSRG: (i) Encumbrances for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on SSRG’s books; (ii) Encumbrances of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of SSRG’s business for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on SSRG’s books; (iii) Encumbrances incurred in the ordinary course of SSRG’s business in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of SSRG’s business or to secure obligations on surety or appeal bonds; and (iv) easements, restrictions and other minor defects of title which are not, in the aggregate, material and which do not, individually or in the aggregate, materially and adversely affect the value of or SSRG’s use or occupancy of the property affected thereby.

“Person” means any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

“Properties” means any and all properties and assets (real, personal or mixed, tangible or intangible) owned or used by SSRG, MSC, an MSC Control Person and/or an SSRG Control Person.

“Purchase Right” with respect to any Person means any security, right, subscription, warrant, option or other Contract that gives the right to purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person.

“Records” means all originals and copies of agreements, instruments, documents, deeds, books, records, files, corporate franchises, stock record books, corporate books containing the minutes of meetings of directors and shareholders and any and all other data and information within the possession of a Party or any Affiliate thereof.

“Regulated Substances” means pollutants, contaminants, hazardous or toxic substances, compounds or related materials or chemicals, hazardous materials, hazardous waste, flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including, but not limited to, waste petroleum and petroleum products) as regulated under applicable Environmental Laws.

“SEC Reports” means all reports required to be filed by MSC with the Commission pursuant to the Securities Act and the Exchange Act.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“SIPC” means the Securities Investor Protection Corporation.

“SSRG Properties” means SSRG silica quartz mineral deposits as fully described in Schedule 3.15(a) hereto and incorporated into this Agreement herein, and such other SSRG assets representing 100 per cent of the SSRG silica quartz mineral resource assets as at the date of this Agreement and the Closing Date.

“SSRG Control Person” means each director, executive officer, promoter, and such other Persons as may be deemed in Control of SSRG.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity's gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

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“Tax” means any and all taxes, charges, fees, levies or other assessments, including, without limitation, local and/or foreign income, net worth, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, share capital, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, service, service use, transfer, registration, recording, ad-valorem, value-added, alternative or add-on minimum, estimated, or other taxes, assessments or charges of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any federal, state, local and foreign tax return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Transaction Documents” means this Agreement and each other agreement, document, instrument or certificate to be executed by or on behalf of the Parent, SSRG or MSC in connection with the consummation of the transactions contemplated hereby.

“Transactions” means the transactions contemplated by this Agreement.

“Uncured Inaccuracy” with respect to a representation or warranty of a Party to the Agreement as of a particular date shall be deemed to exist only if such representation or warranty shall be inaccurate as of such date as if such representation or warranty were made as of such date, and the inaccuracy in such representation or warranty shall not have been cured since such date; provided, however, that if such representation or warranty by its terms speaks as of the date of the Agreement or as of another specific date, then there shall not be deemed to be an Uncured Inaccuracy in such representation or warranty unless such representation or warranty shall have been inaccurate as of the date of the Agreement or such other specific date, respectively, and the inaccuracy in such representation or warranty shall not have been cured since such date.

Recitals. The above WHEREAS clauses are hereby incorporated by reference into this Agreement as if fully stated herein.

Construction and Interpretation. Unless the context of this Agreement otherwise requires, (i) words of any gender include the other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; and (v) the word “including” does not imply any limitation to the item or matter mentioned.

ARTICLE I

THE EXCHANGE; OTHER MATTERS

1.1 The Exchange. Subject to the terms and conditions of this Agreement, at the Closing, the Parent hereby agrees to transfer, convey, assign, set over and deliver to MSC with full title guarantee, and MSC shall acquire and accept from the Parent, all and not less than all of the SSRG Common Stock (the “SSRG Shares”) held by the Parent, free and clear of all Encumbrances, in exchange for the delivery by MSC to the Parent of the Exchange Shares of MSC Common Stock (the “Exchange”). The Parent does hereby waive all rights of pre-emption, other restrictions on transfer and rights of veto or otherwise, which have or may have been conferred on it, or otherwise, in respect of the transfer of the SSRG Shares to MSC under this Agreement.

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1.2 Capitalization of MSC. At the Closing MSC shall be authorized by its articles of incorporation to issue an aggregate of 1,200,000,000 shares of MSC Common Stock.

1.3 Closing and Effective Time.

(a) The closing of the Exchange (the “Closing”) shall take place at the offices of Sichenzia Ross Friedman Ference LLP not later than five days after all of the conditions to closing specified in this Agreement (other than those conditions requiring the execution or delivery of a Document or the taking of some action at the Closing) have been fulfilled or waived by the Party entitled to waive that condition; provided, however, that (a) the Parties shall use their best efforts to effect the Closing by November 30, 2014, and (b) the Closing may take place by facsimile or other means as may be mutually agreed upon in advance by the Parties. The date on which the Closing is held is referred to in this Agreement as the “Closing Date.”

(b) The effective time of the Exchange (the “Effective Time”) shall occur upon the filing with the (i) Secretary of State of the State of Nevada Articles of Exchange (the “Articles of Exchange”) substantially in the form of Exhibit A appended hereto and executed in accordance with the applicable provisions of the Nevada Revised Statutes (the “NRS”), or (ii) at such later time as may be agreed to by MSC and SSRG and specified in the Articles of Exchange. Provided that this Agreement has not been terminated pursuant to Article IX, the Parties will cause the Articles of Exchange to be filed as soon as practicable after the Closing.

1.4 Deliveries at Closing by the Parent and SSRG. At the Closing, subject to the terms and conditions of this Agreement, the Parent and/or SSRG shall execute and/or deliver (as applicable), or cause to be executed and/or delivered, to MSC:

(a) certificates representing all of the SSRG Shares, accompanied by duly executed stock transfer forms transferring such SSRG Shares to MSC and otherwise in good form for transfer, or if any certificates evidencing SSRG Shares have been lost or destroyed, an indemnity from the Parent in form and content approved by MSC or its counsel before execution of this Agreement, including a power of attorney coupled with an interest in favor of MSC entitling MSC to exercise all rights, whether voting or otherwise, attaching to such SSRG Shares pending registration of share transfers;

(b) the Parent’s and SSRG’s respective Officer’s Certificates;

(c) the Parent’s and SSRG’s respective Secretary’s Certificates; and

(d) such other Documents as may be reasonably requested by MSC and approved in good faith by the Parent, that are necessary to effect the Closing.

1.5 Deliveries at Closing by MSC. At the Closing, subject to the terms and conditions of this Agreement, MSC shall execute and deliver or cause to be executed and delivered to the Parent:

(a) certificates evidencing all Exchange Shares duly registered in the name of the Parent;

(b) MSC’s Officer’s Certificate;

(c) MSC’s Secretary’s Certificate;

(d) The Articles of Exchange;

(e) releases, in form and substance satisfactory to SSRG, duly executed by each of the officers of MSC which unconditionally and irrevocably release, waive and forever discharge MSC and SSRG and each of their respective past and present directors, officers, employees, agents, predecessors, successors, assigns, subsidiaries and Affiliates, from any and all claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) with respect to Person or any MSC Control Person on or prior to the Closing (collectively, “MSC Claims”), including without limitation any and all MSC Claims arising out of or relating to any contract, agreement or other arrangement (whether written or verbal) with any MSC Control Person entered into or established prior to the Closing; and

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(f) such other Documents as may be reasonably requested by the Parent and necessary to effect the Closing.

1.6	Restrictions on Resale

(a) The Exchange Shares. The Exchange Shares will not be registered under the Securities Act, or the securities laws of any state, and cannot be transferred, hypothecated, sold or otherwise disposed of until; (i) a registration statement with respect to such securities is declared effective under the Securities Act, or (ii) MSC receives an opinion of counsel for the shareholder, reasonably satisfactory to counsel for MSC, that an exemption from the registration requirements of the Securities Act is available.

The certificates representing the number of Exchange Shares for which the SSRG Shares shall have been issued pursuant to this Agreement shall contain a legend substantially as follows:

“THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT, OR MSC RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER REASONABLY SATISFACTORY TO COUNSEL FOR MSC THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE.”

1.7	Exchange of Certificates

(a) After the Closing Date and pursuant to a customary letter of transmittal or other instructional form provided by MSC to the Parent, the Parent shall be required to surrender all its SSRG Shares to MSC, and the Parent shall be entitled upon such surrender to receive in exchange therefor certificates representing the Exchange Shares into which the SSRG Shares theretofore represented by the stock transfer forms so surrendered shall have been exchanged pursuant to this Agreement. Until so surrendered, each outstanding certificate or agreement which, prior to the Closing Date, represented SSRG Shares shall be deemed for all corporate purposes, subject to the further provisions of this Article I, to evidence the ownership of the proportionate number of whole Exchange Shares for which such SSRG Shares have been so exchanged. No dividend payable to holders of Exchange Shares of record as of any date subsequent to the Closing Date shall be paid to the owner of any certificate which, prior to the Closing Date, represented SSRG Shares, until such certificate or certificates representing all the relevant SSRG Shares, together with a stock transfer form, are surrendered as provided in this Article I or pursuant to letters of transmittal or other instructions with respect to lost certificates provided by MSC.

(b) All Exchange Shares for which the SSRG Shares shall have been exchanged pursuant to this Article I shall be deemed to have been issued in full satisfaction of all rights pertaining to the SSRG Shares.

(c) All certificates representing SSRG Shares converted into the right to receive Exchange Shares pursuant to this Article I shall be furnished to MSC pursuant to this Agreement.

(d) On the Closing Date, the stock transfer book of SSRG shall be deemed to be closed and no transfer of SSRG Shares shall thereafter be recorded thereon.

1.8 MSC Board.

(a) As soon as reasonably practicable after the Closing Date, MSC shall, upon SSRG’s request, take all actions as are necessary or desirable to enable the four (4) designees of SSRG (the “SSRG Designees”) to be so elected or designated to the board of directors of MSC, including promptly filling vacancies or newly created directorships on the board of directors of MSC and/or promptly securing the resignations of all but one (1) of MSC’s incumbent directors, and shall cause the SSRG Designees to be so elected or designated at such time (such member of the board of directors of MSC immediately prior to any SSRG Designees joining the board of directors of MSC who remains on the board of directors of MSC after the SSRG Designees join the board of directors of MSC, the “Continuing Director”). If at any time the number of directors who is a Continuing Director is reduced to zero, then the other directors on the board of directors of MSC shall designate and appoint to the board of directors of MSC one director who is not a shareholder or affiliate of MSC (other than as a result of such designation) and such director shall be deemed to be a Continuing Director for purposes of this Agreement. As soon as reasonably practicable after the Closing Date, MSC shall also, upon SSRG’s request, cause the SSRG Designees to serve on and constitute the same percentage (rounded up to the next whole number) as is on the board of directors of MSC of (i) each committee of the board of directors of MSC, (ii) each board of directors (or similar body) of each Subsidiary of MSC and (iii) each committee (or similar body) of each such board, in each case to the extent permitted by applicable Legal Requirements.

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(b) MSC’s obligations to appoint the SSRG Designees to the board of directors of MSC shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. MSC shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.8, including mailing to MSC’s shareholders any information required by Section 14(f) and Rule 14f-1 to enable the SSRG Designees to be elected or designated to the board of directors of MSC at the time or times contemplated by this Section 1.8. SSRG shall supply or cause to be supplied to MSC any information with respect to SSRG, its officers, directors and Affiliates, and the proposed SSRG Designees to the board of directors of MSC required by Section 14(f) and Rule 14f-1.

1.9 SSRG Board; MSC Officers. On the Closing Date, individuals designated by SSRG prior to the Closing Date shall be the officers and directors of SSRG, in each case until their respective successors are duly elected and qualified. SSRG may, in its sole discretion, furnish the names of any individuals it wishes to be appointed as officers of MSC upon Closing. In addition, MSC shall exercise its commercially reasonable efforts to enter into mutually agreeable employment agreements with certain persons of SSRG’s choosing.

1.10 Insurance. Prior to Closing, SSRG shall cause MSC to be named as an additional insured on all insurance policies existing as of the date of this Agreement (true and complete copies of which have been previously provided to MSC) and/or purchase such new or amended insurance policies as are acceptable to MSC in its reasonable discretion after discussions with its insurance agents.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF MSC

MSC hereby represents and warrants to the SSRG and the Parent as of the date hereof and as of the Closing Date that:

2.1 Corporate Organization. MSC and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, which in the case of MSC is Nevada, and has full corporate power and authority to carry on its business as it is now being conducted and to own the Properties it now owns, all of which Properties are listed on Schedule 2.1(a), and (ii) is duly qualified or licensed to do business as a foreign corporation in good standing in such other states in which it does business, except where such failure to be so qualified or licensed does not have a material adverse effect on MSC’s or the Subsidiary’s business; MSC and each of its Subsidiaries is duly and properly registered pursuant to applicable state laws and regulations in all states where the conduct of MSC’s and/or each of its Subsidiaries business as presently conducted requires such registration. The copies of the Articles of Incorporation and Bylaws of MSC (the “MSC Charter Documents”) annexed hereto as Schedule 2.1(b) are complete and correct copies of such instruments as presently in effect.

2.2 Authority. MSC has the corporate power and the authority to execute, deliver and perform this Agreement and each other Transaction Document and to carry out the Transactions. The execution, delivery and performance of this Agreement by MSC have been duly authorized by its board of directors. No other corporate proceedings on the part of MSC are necessary to authorize the execution, delivery and performance of this Agreement and the performance of the Exchange other than, with respect to the Exchange, the filing of the NV Articles with the Secretary of State of the State of Nevada in accordance with the NRS. This Agreement has been duly executed and delivered by MSC and, assuming due execution and delivery hereof by SSRG and the Parent, is a valid and legally binding agreement of each of the Parties hereto, enforceable in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability relating to or affecting creditors’ rights, to general equity principles, and public policy considerations underlying the securities laws, to the extent that such public policy considerations limit the enforceability of the provisions of this Agreement that purport to provide indemnification for securities laws liabilities.

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2.3 Capitalization. As of the date hereof, the authorized capital stock of MSC consists of (i) 75,000,000 shares of MSC Common Stock and (ii) no shares of preferred stock. As of the date hereof (i) 38,527,316 shares of MSC Common Stock are issued and outstanding, and (ii) no shares of MSC Common Stock are held by MSC in its treasury. As of the Closing Date, the authorized capital stock of MSC shall consist of (i) 1,200,000,000 shares of MSC Common Stock and (ii) 10,000,000 shares of “blank check” preferred stock. As of the Closing Date (i) no more than 48,002,616 shares of MSC Common Stock shall be issued and outstanding, (ii) no shares of MSC Common Stock shall be held by MSC in its treasury, and (iii) no shares of preferred stock of MSC shall be issued or outstanding. After giving effect to the issuance of the Exchange Shares to the Parent in the Exchange, current shareholders of MSC will own five percent (5%) of the issued and outstanding shares of MSC Common Stock issued and outstanding, and the Parent will own the ninety-five percent (95%) of such shares, constituted by the Exchange Shares, where each such figure is calculated on a fully diluted basis.

Other than as set forth above or on Schedule 2.3 hereto, no shares of capital stock or other voting or non-voting securities of MSC are issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of MSC are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any Purchase Right, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of the State of Nevada, the MSC Charter Documents, or any Contract to which MSC is a party or otherwise bound. Except as contemplated by this Agreement or as set forth on Schedule 2.3, there are no oral and/or written, direct and/or indirect options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which MSC is a party or by which it is bound; (a) obligating MSC to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, MSC, (b) obligating MSC to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of MSC. As of the date of this Agreement, but excepting the Exchange and the Convertible Debt, there are no outstanding contractual obligations of MSC to repurchase, redeem or otherwise acquire any shares of capital stock of MSC. To MSC’s Knowledge, the offer and sale of all capital stock, convertible securities, rights, warrants, or options of MSC issued prior to the Closing complied with all applicable federal and state securities laws and MSC has not been notified by the Commission, FINRA, any state securities commission or any other Governmental Authority of the absence of compliance by MSC with any federal and state securities laws or other Legal Requirements. No shareholder has a matured and/or unmatured right of rescission or claim for damages with respect thereto.

2.4 Consents; Permits; Defaults. No notification to and no authorization, consent, approval, license, permit, registration, declaration, filing or order of any Governmental Authority is required by or with respect to, MSC Parties in connection with the execution, delivery and performance of this Agreement and/or the Transaction Documents by MSC. MSC has all Permits required in connection with the operation of its business as presently conducted, except for those that the absence of which do not affect and will not affect, materially and adversely, the business, financial condition or the results of operations of MSC. All such Permits are listed on Schedule 2.4. No notice has been issued and no investigation, inquiry or review is pending or, to MSC’s Knowledge, threatened by any Governmental Authority with respect to (i) any alleged violation by MSC of any law, ordinance, regulation, order, policy, guideline or any other Legal Requirement of any Governmental Authority, or (ii) any alleged failure to have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of the business of MSC. There are no defaults, and MSC has no Knowledge of any reason why any default will occur hereafter, whether as a result of the consummation of the Exchange or the other Transactions or otherwise, in any obligation to be performed by any party to a Contract to which MSC is a party or by which it is bound.

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2.5 No Conflict. None of the execution, delivery or performance of this Agreement by MSC, the consummation by MSC of the Exchange or any other transaction contemplated by this Agreement, or compliance by MSC with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the MSC Charter Documents; (b) assuming that all consents, approvals, authorizations and permits described in Section 2.4 have been obtained and all filings and notifications described in Section 2.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Legal Requirement applicable to MSC or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Encumbrance upon any of the respective properties or assets of MSC pursuant to any Contract or permit to which MSC is a party or by which it or any of its properties or assets may be bound or affected, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Encumbrances which, individually or in the aggregate, have not had a Material Adverse Effect on MSC.

2.6 Financial Statements.

(a) MSC has delivered or made available (for purposes of this section, filings that are publicly available prior to the date hereof on the EDGAR system of the SEC under the name of MSC are deemed to have been made available) to SSRG and the Parent: (i) a true and complete copy of MSC’s unaudited consolidated balance sheet as of June 30, 2014 (the “Balance Sheet Date”) and the related unaudited consolidated statements of operations, changes in MSC’s stockholder’s deficit and cash flows for the six month periods then ended and (ii) a true and complete copy of MSC’s audited balance sheet as of December 31, 2013 and December 31, 2012 and the related audited statements of operations, changes in MSC Stockholder’s deficit and cash flows for each of the years ended December 31, 2013, December 31, 2012 and January 8, 2008 through December 31, 2013, prepared in accordance with GAAP, together with the report of KBL, LLP, MSC’s independent registered public accounting firm (the “Firm”), which has served as MSC’s auditors since the audit of its 2009 financial statements (such statements, including the related notes and schedules thereto, are referred to herein as the “GAAP Financial Statements”). The GAAP Financial Statements have been prepared from, are in accordance with, and accurately reflect, the books and records of MSC, comply in all material respects with applicable accounting requirements in the case of the GAAP Financial Statements; fairly present in all material respects the financial position and the results of operations and cash flows (and changes in financial position, if any) of MSC as of the times and for the periods referred to therein (subject, in the case of unaudited statements, to normally recurring year-end adjustments that are not material either individually or in the aggregate and the absence of footnotes). The GAAP Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as set forth in the notes thereto). The GAAP Financial Statements are in form appropriate for filing with the Commission.

(b) The Firm, which has certified MSC’s GAAP Financial Statements and related schedules, is an independent registered public accounting firm with respect to MSC as required by the Securities Act and the rules and regulations promulgated thereunder and the Public Company Accounting Oversight Board (United States).

(c) There are no relationships or services, or any other factors that may affect the objectivity and independence of the Firm under applicable auditing standards. The Firm has not performed any non-audit services for any Person related to MSC.

2.7 Contracts.

(a) Schedule 2.7(a) contains an accurate and complete list and terms of all MSC’s Contracts. Other than as set forth on such otherwise set forth on Schedule 2.7(a), MSC is not a party to or bound by any of the following, whether written or oral:

(i) Any Contract that cannot by its terms be terminated by MSC with 30 days’ or less notice without penalty or whose term continues beyond one year after the date of this Agreement;

(ii) Any Contract or commitment for capital expenditures by MSC in excess of $10,000 per calendar quarter in the aggregate;

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(iii) Any lease or license with respect to any Properties, whether as landlord, tenant, licensor or licensee;

(iv) Any Contract or other instrument relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any Properties;

(v) Any Contract with any Affiliate of MSC relating to the provision of goods or services by or to MSC;

(vi) Any Contract for the sale of any assets;

(vii) Any Contract that purports to limit MSC’s freedom to compete freely in any line of business or in any geographic area;

(viii) Any preferential purchase right, right of first refusal, or similar agreement; or

(ix) Any other Contract that is material to the business of MSC.

(b) All of the Contracts listed or required to be listed in Schedule 2.7(a) are valid, binding and in full force and effect, and MSC has not been notified or advised by any party thereto of such party’s intention or desire to terminate or modify any such Contract in any respect. Neither MSC nor, to the Knowledge of MSC, any other party is in breach of any of the terms or covenants of any Contract listed or required to be listed on Schedule 2.7(a). Following the Closing, MSC will continue to be entitled to all of the benefits currently held by MSC under each Contract listed or required to be listed on Schedule 2.7(a).

(c) MSC is not a party to or bound by any Contract or Contracts the terms of which were arrived at by, or otherwise reflect, less-than-arm’s-length negotiations or bargaining.

2.8 Absence of Certain Changes or Events.

(a) Since December 31, 2013 (the “Applicable Date”), there has not been:

(i) any event, circumstance or change that had or might have a material adverse effect on the business, operations, prospects, Properties, financial condition or working capital of MSC;

(ii) any damage, destruction or loss (whether or not covered by insurance) that had or might have a material adverse effect on the business, operations, prospects, Properties or financial condition of MSC; or

(iii) Any material adverse change in MSC’s sales patterns, pricing policies, accounts receivable or accounts payable.

(b) Since the Applicable Date, MSC has not:

(i) merged into or with or consolidated with, any other corporation or acquired the business or assets of any Person;

(ii) purchased any securities of any Person;

(iii) created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any Liabilities, or made any loan or advance to, or any investment in, any person, except in each case in the ordinary course of business;

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(iv) made any change in any existing election, or made any new election, with respect to any tax law in any jurisdiction which election could have an effect on the tax treatment of MSC or SSRG’s business operations;

(v) entered into, amended or terminated a Contract;

(vi) sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties.

(vii) settled any claim or litigation, or filed any motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

(viii) incurred or approved, or entered into any Contract, agreement or commitment to make, any expenditure in excess of $50,000;

(ix) maintained its Records and/or any other books of account other than in the usual, regular and ordinary manner in accordance with GAAP and on a basis consistent with prior periods or made any change in any of its accounting methods or practices that would be required to be disclosed under GAAP;

(x) granted any increase in the compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any bonus, profit-sharing or other plan or commitment);

(xi) suffered any extraordinary losses or waived any rights of material value;

(xii) made any payment to any Affiliate or forgiven any indebtedness due or owing from any Affiliate to MSC;

(xiii) engaged in any one or more activities or transactions with an Affiliate or outside the ordinary course of business;

(xiv) declared, set aside or paid any dividends, or made any distributions or other payments in respect of its equity securities, or repurchased, redeemed or otherwise acquired any such securities;

(xv) amended its Articles of Incorporation or Bylaws;

(xvi) issued any capital stock or other securities, or granted, or entered into any agreement to grant, any options, convertible rights, other rights, warrants, calls or agreements relating to its capital stock; or

(xvii) agreed or committed to do any of the foregoing.

2.9 Absence of Undisclosed Liabilities and Agreements. MSC does not have any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise) which are not accurately reflected or provided for in the balance sheet dated as of the Balance Sheet Date included within the GAAP Financial Statements (whether or not they are required to be disclosed under GAAP), other than (a) those incurred in the Ordinary Course of MSC’s business since Applicable Date and (b) those material obligations arising subsequent to the date hereof pursuant to the express terms of executory Contracts, which executory Contracts (to the extent such Contracts are material to the business of MSC) are identified on Schedule 2.9. Neither MSC nor any of its officers or directors has effected any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of Regulations S-K of the Commission) since December 31, 2012. Except as set forth on Schedule 2.9, as of the Closing there will be no Liabilities.

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2.10 Compliance with Legal Requirements. The business of MSC has been operated in compliance with all laws, ordinances, rules, regulations and orders of all Governmental Authorities and the OTC QB, except where such failure would not have a material adverse effect on MSC or its business. MSC has filed all reports and statements, including but not limited to the SEC Reports, together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Authority or any other body having jurisdiction over MSC’s operations. MSC has not received any written communication from a Governmental Authority that alleges that MSC is not in compliance with any federal, state, local or foreign laws, ordinances and regulations or has not made all of the filings required by all such authorities, organizations and agencies.

2.11 Tax Matters.

(a) All Tax Returns required to be filed by or on behalf of MSC have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects. All Taxes payable by or on behalf of MSC (whether or not shown on any Tax Return) have been fully and timely paid. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, MSC has made due and sufficient accruals for such Taxes in the GAAP Financial Statements and in its books and records. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of MSC. MSC has complied in all material respects with all applicable Legal Requirements relating to the payment and withholding of Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, equity owner or other third party and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Legal Requirements.

(b) MSC has delivered to SSRG complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of MSC relating to the taxable periods since January 1, 2011 and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to MSC. Schedule 2.11(b) lists each such audit. To MSC’s Knowledge, there are no audits or investigations of MSC by any Taxing Authority in progress, nor has MSC received any notice from any Taxing Authority that it intends to conduct such an audit or investigation. No claim has been made by a Taxing Authority in a jurisdiction where MSC do not file Tax Returns to the effect that MSC is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the assets of MSC arising as a result of any failure (or alleged failure) to pay any Tax. MSC has disclosed on its federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, and MSC has not participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(c) MSC has not (i) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (ii) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter. MSC is not a foreign person within the meaning of Sections 7701(a)(1) and 7701(a)(5) of the Code. MSC has never been a shareholder of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes. MSC is not a party to any Tax allocation or Tax sharing agreement nor has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Legal Requirement), as a transferee or successor, by contract, or otherwise.

(d) MSC has not made any payments, is not obligated to make any payments, or is not a party to any agreement that obligates it to make any payments that are not deductible under Section 280G of the Code. MSC has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code.

2.12 Absence of Questionable Payments. Neither MSC nor any Affiliate, director, officer, employee, agent, representative or other Person acting on behalf of MSC has: (i) used any funds for contributions, payments, gifts or entertainment, or made any expenditures relating to political activities of foreign, federal, state or local government officials or others in violation of any Legal Requirement (including the Foreign Corrupt Practices Act of 1977, as amended), or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

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2.13 Litigation. There is no claim, action, suit or proceeding pending or, to the Knowledge of MSC, threatened against any of MSC or its Properties which, if adversely determined, will affect or can reasonably be expected to affect materially and adversely, MSC, or which seeks to prohibit, restrict or delay consummation of the Transactions or any of the conditions to consummation of such transaction, nor is there any judgment, decree, injunction, ruling or order of any court, Governmental Authority, including, but not limited to, the Commission, any commission, agency or instrumentality or arbitrator outstanding against MSC having, or which may in the future have, any such effect. Neither MSC nor any Affiliate thereof is under investigation with respect to, any violation of any provision of any federal or state law or administrative regulation in respect of the business of MSC. MSC is not a party to or bound by any judgment, decree, injunction, ruling or order of any Governmental Authority or any other person which has affected or may affect materially and adversely the Exchange Shares.

2.14 Title to Property.

(a) Personal Property. MSC has delivered to SSRG true, correct and complete copies of the all leases of personal property used in the business of MSC, together with all amendments, modifications or supplements thereto. Each of such leases is in full force and effect and MSC has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by MSC under any of such leases and, to the Knowledge of MSC, no other party is in default thereof. All material items of personal property used in the business of MSC are in good operating condition and fit for operation in the ordinary course of MSC’s business (subject to normal wear and tear) with no defects that could reasonably be expected to interfere with the conduct of the normal operation of such items and are suitable for the purposes for which they are currently being used.

(b) Real Property.

(i) MSC owns no real property. MSC’s only leased property are the properties in Woburn, MA and Albany, NY (collectively, the “MSC Leased Property”).

(ii) All real estate Taxes for which MSC is responsible with respect to any MSC Leased Property (and which are not otherwise incorporated into payments made under any lease), have been paid in full, as and when due.

2.15 Intellectual Property.

(a) Schedule 2.15(a) sets forth an accurate and complete list of the MSC Intellectual Property as follows: (i) all patents, marks and copyrights owned by, controlled by or filed in the name of MSC that have been issued or registered in any jurisdiction, or for which an application to issue or register the rights in such Intellectual Property has been filed in any jurisdiction, (ii) all marks owned by MSC that are material to its business but that are not registered or subject to an application to register and (iii) all software that is owned exclusively by MSC that is material to the operation of the business of MSC as presently conducted and presently proposed to be conducted by MSC. Schedule 2.15(a) lists the jurisdictions in which each such item of MSC Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed, and the name of the owner of each such registration or application. To the Knowledge of MSC, all of MSC’s patents are valid.

(b) Except as set forth on Schedule 2.15(b), MSC owns or possesses adequate rights to use all Intellectual Property necessary to carry on the its business. MSC has taken all steps necessary to perfect its ownership of and interest in its Intellectual Property.

(c) MSC’s products and services, and the conduct of the business of MSC as presently conducted do not infringe, violate or constitute an unauthorized use or misappropriation of any Intellectual Property Right or other similar right, or any contractual right, of any Person.

(d) Except as set forth on Schedule 2.15(d), each item of MSC’s Intellectual Property that has been issued and registered in any jurisdiction by MSC is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such registered MSC Intellectual Property have been paid and all necessary documents and certificates in connection with such registered Intellectual Property owned by MSC have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such registered Intellectual Property.

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(e) Except as set for in Schedule 2.15(e), no other Person has any rights to any material Intellectual Property owned by MSC.

(f) Except with respect to licenses of generally available, commercial, off-the-shelf software licensed pursuant to standardized end-user or enterprise licenses for software in object code format available for a license fee of no more than $5,000 (collectively, “Off-The-Shelf Software”), and except pursuant to the Intellectual Property Licenses listed in Schedule 2.15(f) or as reflected in the GAAP Financial Statements, MSC is not under any liability whatsoever to make any payments or provide any other consideration, to any Person with respect to MSC’s use of any Intellectual Property in connection with the conduct of the business of MSC as presently conducted.

(g) Schedule 2.15(g) sets forth a complete and accurate list of all Contracts to which MSC is a party (other than licenses to MSC of Off-The-Shelf-Software) that (i) grant any Intellectual Property licenses to or from MSC, (ii) contain a covenant not to compete or otherwise limit MSC’s ability to use or exploit fully any of the MSC Intellectual Property, or (iii) contain an agreement by MSC to indemnify any other Person against any claim of infringement of, violation, misappropriation or unauthorized use of any intellectual property rights of any third Person. MSC has delivered to SSRG true, correct and complete copies of each Contract set forth on Schedule 2.15(g), together with all amendments, modifications or supplements thereto. All Intellectual Property licenses are valid, binding and enforceable agreements, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability relating to or affecting creditors’ rights.

(h) MSC has taken all commercially reasonable steps to protect the secrecy and confidentiality of all Trade Secrets of MSC.

(i) Except as set forth on Schedule 2.15(i), MSC is not, or has not been at any time during the five (5) years prior to the date hereof, the subject of any pending or, to the Knowledge of MSC, threatened Legal Proceedings which involve a claim of infringement, misappropriation, unauthorized use or violation of any Intellectual Property rights of any Person, or challenging MSC’s ownership, use, validity or enforceability of any Intellectual Property. Except as set forth on Schedule 2.15(i), MSC has not received notice of any such threatened claim and to the Knowledge of MSC, there are no facts or circumstances that would form the basis for any such claim. To MSC’s Knowledge, all of MSC’s rights in and to its Intellectual Property are valid and enforceable in all material respects.

(j) To the Knowledge of MSC, no Person is infringing, violating, misusing or misappropriating any MSC Intellectual Property, and no claims of such infringements, violations, misuse or misappropriations have been made against any Person by any of the Persons in MSC.

(k) Except as set forth on Schedule 2.15(k), no present or former employee or consultant of MSC has any right, title, or interest, directly or indirectly, in whole or in part, in any MSC Intellectual Property owned or used by any of the Persons in MSC. To the Knowledge of MSC, no employee, consultant or independent contractor of any of the Persons in MSC is, as a result of or in the course of such employee, consultant or independent contractor’s engagement by MSC, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement. Each employee of and consultant to MSC is bound by a non-disclosure and assignment of inventions agreement, copies of which have been made available to MSC.

(l) MSC has at all times complied in all material respects with all applicable Legal Requirements, as well as its own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by MSC in the conduct of its business. No claims have been asserted or, to MSC’s Knowledge, threatened against any Person in MSC alleging a violation of any Person’s privacy or personal information or data rights and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Legal Requirement or rule, policy, or procedure related to privacy, data protection, or the collection and use of personal information collected, used, or held for use by MSC in the conduct of the its Business. Each Person in MSC takes reasonable measures to ensure that such information is protected against unauthorized access, use, modification, or other misuse.

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2.16 Banks. Schedule 2.16 sets forth (i) the name of each bank, trust company or other financial institution and stock or other broker with which MSC has an account, credit line or safe deposit box or vault, (ii) the names of all persons authorized to draw thereon or to have access to any safe deposit box or vault, (iii) the purpose of each such account, safe deposit box or vault, and (iv) the names of all persons authorized by proxies, powers of attorney or other like instrument to act on behalf of MSC in matters concerning any of its business or affairs. No such proxies, powers of attorney or other like instruments are irrevocable. MSC has furnished SSRG with true and complete copies of all such accounts, credit lines, and safe deposit boxes or vaults and any other such document that it has had since its inception.

2.17 Absence of Certain Business Practices. Neither MSC nor any other Affiliate or agent of MSC, or any other person acting on behalf of or associated with MSC, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or other person who was, is or may be in a position to help or hinder the business of MSC (or assist MSC in connection with any actual or proposed transaction), in each case which (i) may subject MSC to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had an adverse effect on the business, financial condition, operations or prospects of MSC, or (iii) if not continued in the future, may adversely affect the business, financial condition, operations or prospects of MSC.

2.18 Transactions with Affiliates. MSC has not purchased, acquired or leased any Property or services from, or sold, transferred or leased any Property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, or engaged in any other significant transaction with any officer, director or shareholder of MSC or any of their respective Affiliates. No Affiliate of MSC is indebted to MSC for money borrowed or other loans or advances, and MSC is not indebted to any such Affiliate.

2.19 Absence of Certain MSC Control Person Actions or Events. To MSC’s Knowledge, none of the following has occurred during the past three (3) years with respect to a MSC Control Person:

(a) A petition under the federal bankruptcy laws or any provincial or state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or Property of such MSC Control Person, or any partnership in which he was a general partner at or within two (2) years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(b) Such MSC Control Person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c) Such MSC Control Person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, his engagement in (A) any type of business practice, or (B) any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(d) Such MSC Control Person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than sixty (60) days the right of such MSC Control Person to engage in any activity described in paragraph (c) of this item, or to be associated with Persons engaged in any such activity; or

(e) Such MSC Control Person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any federal or state securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated.

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2.20 Reports. MSC has filed in a timely manner with the Commission all SEC Reports required to be filed pursuant to the Securities Act and Exchange Act and is current in its reporting obligations. As of their respective dates, all Reports complied in all material respects with requirements of the Securities Act and Exchange Act and the rules and regulations promulgated thereunder and none of the SEC Reports contained an untrue statement of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

2.21 Books and Records; Internal Accounting Controls.

(a)                 The books and records of MSC accurately reflect in all material respects the information relating to the business of MSC, the location and collection of its Properties and the nature of all transactions giving rise to the obligations or accounts receivable of MSC to the extent required to be contained therein. MSC maintains a system of internal accounting controls sufficient to provide reasonable assurance that; (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions is taken with respect to any differences. All such books and records are appended to, and a description of the internal accounting controls is listed on, Schedule 2.21.

2.22 No Integrated Offering. Neither MSC, nor any of its Affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would prevent MSC from selling securities within the six (6) months following the Closing Date, whether pursuant to Rule 506 promulgated under the Securities Act or otherwise.

2.23 Common Stock Symbol. The MSC Common Stock is currently eligible for quotation on the OTC QB under the symbol “MGLT.”

2.24 No Commission or FINRA Inquiries; Delisting. To the best of MSC’s Knowledge, MSC is not, and has never been, the subject of any formal or informal inquiry or investigation by the Commission or FINRA. MSC has no Knowledge of any action by the Commission or FINRA that seeks to delist the shares of MSC Common Stock from the OTC QB or otherwise render such shares ineligible for quotation and trading on the OTC QB.

2.25 Disclosure of Material Information. Neither MSC nor any other Person acting on its behalf has provided or will provide SSRG, the Parent or their respective agents or counsel with any information that MSC believes constitutes material non-public information (other than with respect to the Transactions), unless prior thereto SSRG and the Parent shall have executed a written agreement regarding the confidentiality and use of such information. MSC understands and confirms that the Parent will be relying on the foregoing representations in effecting transactions in securities of MSC.

2.26 Labor Matters. MSC is not a party to any representation or collective bargaining agreement with any employees.

2.27 Employment Agreements and Plans. MSC has furnished SSRG with a list of all employment, consulting, advisory and confidentiality agreements to which MSC is a party. MSC has delivered to SSRG true and complete copies of each such agreement (or written descriptions thereof for any such agreements which are not in writing). MSC has not and does not maintain or contribute to any outstanding incentive compensation, deferred compensation, profit sharing, stock option, stock bonus, stock purchase, savings, consultant, retirement, pension, medical, dental, disability or other benefit plans or arrangements with or for the benefit of any officer, employee or former officer, employee of MSC or for the benefit of any distributor, sales representative or other person resulting from a relationship with MSC.

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2.28 Insurance. MSC has furnished SSRG with a list of all material bonds and liability, fire and other insurance contracts of whatsoever description to which MSC is a party, and under which MSC is or was a beneficiary.

2.29 Exchange Shares. The Exchange Shares to be issued pursuant to this Agreement will be duly authorized and reserved for issuance and when issued in accordance with this Agreement, will be validly issued and outstanding, fully paid and non-assessable and vest in the holder thereof free and clear of any restrictions on transfer (other than any restrictions under applicable state or federal securities laws), Taxes, Encumbrances, options, warrants, Purchase Rights, Contracts, commitments, equities, claims, and demands and will not be subject to any pre-emptive or other similar rights.

2.30 Due Diligence. All documents and other materials relating to MSC and provided to SSRG and the Parent in connection with this Agreement are true and correct in all material respects and do not contain any misstatement and/or omission.

2.31 Prior Sales of Securities. All prior sales of securities by MSC were either properly registered under the federal and/or state securities laws or issued pursuant to an exemption therefrom and all such sales were all done in accordance with all laws, rules and regulations and no Person/entity has any rescission and/or similar rights with respect to any Exchange Shares. MSC has no matured and/or unmatured rescission and/or similar rights to its shareholders.

2.32 DTC Eligibility. MSC’s transfer agent is a participant in and the MSC Common Stock is eligible for transfer pursuant to the Depository Trust Company’s Fast Automated Securities Transfer Program.

2.33 No Subsidiaries. MSC has no Subsidiaries other than Magnolia Solar, Inc.

2.34 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for MSC or any of its Affiliates in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

2.35 Proxy Statement. None of the information supplied or to be supplied by MSC for inclusion in the Proxy Statement to be prepared on Schedule 14A in accordance with the Exchange Act the “Proxy Statement”) to be to be filed with the Commission and sent to the shareholders of MSC in connection with the MSC Meeting (as hereinafter defined), including all amendments and supplements to the Proxy Statement, shall on the date or dates the Proxy Statement is first mailed to the shareholders of MSC and on the date or dates of the MSC Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that MSC is not responsible for any information supplied by SSRG, the Parent or any of their respective Affiliates. The Proxy Statement shall include proposals with respect to the: (i) reverse split of the MSC Common Stock, (ii) the increase in the authorized MSC Common Stock to 1,200,000,000 such shares (iii) the creation of 10,000,000 shares of “blank check” preferred stock, (iv) the change in MSC’s name to High Purity Quartz Technologies Corporation, and (v) any other proposals to which the Parties shall mutually agree (collectively, the “Amendments”).

2.36 Disclosure. No representation or warranty by MSC in this Agreement, any other Transaction Documents and the Exhibits and Schedules hereto and thereto and no statement contained in any document, certificate, or other writing furnished or to be furnished by MSC to SSRG, the Parent or any of their representatives or agents pursuant to the provisions hereof or in connection with the Transactions, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements herein or therein made, in the light of the circumstances under which they were made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SSRG AND THE PARENT

SSRG and the Parent hereby severally, and not jointly, represent and warrant to MSC as of the date hereof and as of the Closing Date that:

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3.1 Organization and Qualification. SSRG and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, which in the case of SSRG is the Republic of Singapore, and has full corporate power and authority to carry on its business as it is now being conducted and to own the Properties it now owns, all of which Properties are listed on Schedule 3.1(a), and (ii) is duly qualified or licensed to do business as a foreign corporation in good standing in such other jurisdictions in which it does business, except where such failure to be so qualified or licensed does not have a material adverse effect on SSRG’s or any Subsidiary’s business; SSRG and each of its Subsidiaries is duly and properly registered pursuant to applicable national and provincial laws and regulations in all states where the conduct of SSRG’s and/or each of its Subsidiaries business as presently conducted requires such registration. The copies of the Memorandum of Association and Articles of Association of SSRG (the “SSRG Charter Documents”) annexed hereto as Schedule 3.1(b) are complete and correct copies of such instruments as presently in effect.

3.2 Authority. SSRG has all necessary corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Exchange. The execution and delivery of this Agreement by SSRG and the Parent, and the consummation by SSRG of the Transactions contemplated hereby, including the Exchange, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of SSRG or the Parent is necessary to authorize this Agreement or to consummate the Transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by SSRG and the Parent and, assuming due authorization, execution and delivery by MSC, constitutes a legally valid and binding obligation of SSRG and the Parent, enforceable against SSRG and the Parent in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Legal Requirements affecting creditors’ rights generally and subject to the effect of general principles of equity, whether considered in a proceeding in equity or at law).

3.3 No Conflict. None of the execution, delivery or performance of this Agreement by SSRG or the Parent, the consummation by SSRG or the Parent of the Exchange or any other transaction contemplated by this Agreement, or compliance by SSRG or the Parent with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the SSRG Charter Documents; (b) assuming that all consents, approvals, authorizations and permits described in Section 3.4 have been obtained and all filings and notifications described in Section 3.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Legal Requirement applicable to SSRG or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Encumbrance upon any of the respective properties or assets of SSRG pursuant to any Contract or permit to which SSRG is a party or by which they or any of its properties or assets may be bound or affected, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Encumbrances which, individually or in the aggregate, have not had a Material Adverse Effect on SSRG.

3.4 Consents; Permits; Defaults. No notification to and no authorization, consent, approval, license, permit, registration, declaration, filing or order of any Governmental Authority is required by or with respect to, SSRG in connection with the execution, delivery and performance of this Agreement and/or the Transaction Documents by SSRG. SSRG has all Permits required in connection with the operation of its business as presently conducted, except for those that the absence of which do not affect and will not affect, materially and adversely, the business, financial condition or the results of operations of SSRG. SSRG has the sole rights, title or interests in and to all such Permits. All such Permits are listed on Schedule 3.4. No notice has been issued and no investigation, inquiry or review is pending or, to SSRG’s Knowledge, threatened by any Governmental Authority with respect to (i) any alleged violation by SSRG of any law, ordinance, regulation, order, policy, guideline or any other Legal Requirement of any Governmental Authority, or (ii) any alleged failure to have all Permits, certificates, Licenses, approvals and other authorizations required in connection with the operation of the business of SSRG. There are no defaults, and SSRG has no Knowledge of any reason why any default will occur hereafter, whether as a result of the consummation of the Exchange or the other Transactions or otherwise, in any obligation to be performed by any party to a Contract to which SSRG is a party or by which it is bound.

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3.5 Litigation. There is no action pending or, to the knowledge of SSRG, threatened against or affecting SSRG or any of its subsidiaries, or any executive officer or director of SSRG, that, individually or in the aggregate, could have a Material Adverse Effect on SSRG.

3.6 Information in the Initial Form 8-K and Closing Form 8-K. The information supplied by SSRG in writing expressly for inclusion or incorporation by reference in the Initial Form 8-K and the Closing Form 8-K (each as hereinafter defined but collectively the “Forms 8-K”), and any amendment thereof or supplement thereto, will not, on the date filed with the Commission, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

3.7 Capitalization. As of the date hereof, the authorized capital stock of SSRG consists of (i) 95,000,000 SSRG Shares and (ii) no shares of preferred stock. As of the date hereof (i) 95,000,000 SSRG Shares are issued and outstanding, and (ii) no SSRG Shares are held by SSRG in its treasury. As of the Closing Date, the authorized capital stock of SSRG shall consist solely of 95,000,000 SSRG Shares. As of the Closing Date (i) 95,000,000 SSRG Shares shall be issued and outstanding, all of which shall be held by the Parent, and (ii) no SSRG Shares shall be held by SSRG in its treasury.

Other than as set forth above or on Schedule 3.7 hereto, no shares of capital stock or other voting or non-voting securities of SSRG are issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of SSRG are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any Purchase Right, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of the Republic of Singapore, the SSRG Charter Documents, or any Contract to which SSRG is a party or otherwise bound. Except as contemplated by this Agreement or as set forth on Schedule 3.7, there are no oral and/or written, direct and/or indirect options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which SSRG is a party or by which it is bound; (a) obligating SSRG to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, SSRG, (b) obligating SSRG to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of SSRG. As of the date of this Agreement, but excepting the Exchange, there are no outstanding contractual obligations of SSRG to repurchase, redeem or otherwise acquire any shares of capital stock of SSRG. To SSRG’s Knowledge, the offer and sale of all capital stock, convertible securities, rights, warrants, or options of SSRG issued prior to the Closing complied with all applicable securities laws and SSRG has not been notified by any Governmental Authority of the absence of compliance by SSRG with any applicable securities laws or other Legal Requirements. No shareholder has a matured and/or unmatured right of rescission or claim for damages with respect thereto.

3.8 Financial Statements.

(a) SSRG will deliver to MSC: (i) a true and complete copy of SSRG’s unaudited consolidated balance sheet as of the Balance Sheet Date and the related unaudited consolidated statements of operations, changes in SSRG’s stockholder’s deficit and cash flows for the six month period then ended and (ii) a true and complete copy of SSRG’s audited balance sheet as of December 31, 2013 and December 31, 2012 and the related audited statements of operations, changes in SSRG Stockholder’s deficit and cash flows for each of the years ended December 31, 2013 and December 31, 2012, prepared in accordance with GAAP, together with the report of Ernst & Young, SSRG’s independent registered public accounting firm (the “E&Y”), which has served as SSRG’s auditors since the audit of its 2010 financial statements (such statements, including the related notes and schedules thereto, are referred to herein as the “SSRG GAAP Financial Statements”). The SSRG GAAP Financial Statements will be prepared from, are in accordance with, and accurately reflect, the books and records of SSRG, comply in all material respects with applicable accounting requirements in the case of the SSRG GAAP Financial Statements; fairly present in all material respects the financial position and the results of operations and cash flows (and changes in financial position, if any) of SSRG as of the times and for the periods referred to therein (subject, in the case of unaudited statements, to normally recurring year-end adjustments that are not material either individually or in the aggregate and the absence of footnotes). The SSRG GAAP Financial Statements will be prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as set forth in the notes thereto). The SSRG GAAP Financial Statements will be in a form appropriate for filing with the Commission.

(b) E&Y, which will certify SSRG’s SSRG GAAP Financial Statements and related schedules, is an independent registered public accounting firm registered with the Public Company Accounting Oversight Board (United States).

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(c) There are no relationships or services, or any other factors that may affect the objectivity and independence of E&Y under applicable auditing standards. E&Y has not performed any non-audit services for any Person related to SSRG.

3.9 Contracts.

(a) Schedule 3.9(a) contains an accurate and complete list and terms of all SSRG’s Contracts. Other than as set forth on such otherwise set forth on Schedule 3.9(a), SSRG is not a party to or bound by any of the following, whether written or oral:

(i) Any Contract that cannot by its terms be terminated by SSRG with 30 days’ or less notice without penalty or whose term continues beyond one year after the date of this Agreement;

(ii) Any Contract or commitment for capital expenditures by SSRG in excess of $1,000,000 per calendar quarter in the aggregate;

(iii) Any lease or license with respect to any Properties, whether as landlord, tenant, licensor or licensee;

(iv) Any Contract or other instrument relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any Properties;

(v) Any Contract with any Affiliate of SSRG relating to the provision of goods or services by or to SSRG;

(vi) Any Contract for the sale of any assets;

(vii) Any Contract that purports to limit SSRG’s freedom to compete freely in any line of business or in any geographic area;

(viii) Any preferential purchase right, right of first refusal, or similar agreement; or

(ix) Any other Contract that is material to the business of SSRG.

(b) All of the Contracts listed or required to be listed in Schedule 3.9(a) are valid, binding and in full force and effect, and SSRG has not been notified or advised by any party thereto of such party’s intention or desire to terminate or modify any such Contract in any respect. Neither SSRG nor, to the Knowledge of SSRG, any other party is in breach of any of the terms or covenants of any Contract listed or required to be listed on Schedule 3.9(a). Following the Closing, SSRG will continue to be entitled to all of the benefits currently held by SSRG under each Contract listed or required to be listed on Schedule 3.9(a).

(c) SSRG is not a party to or bound by any Contract or Contracts the terms of which were arrived at by, or otherwise reflect, less-than-arm’s-length negotiations or bargaining.

3.10 Absence of Certain Changes or Events.

(a) Since the Applicable Date, there has not been:

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(i) any event, circumstance or change that had or might have a material adverse effect on the business, operations, prospects, Properties, financial condition or working capital of SSRG;

(ii) any damage, destruction or loss (whether or not covered by insurance) that had or might have a material adverse effect on the business, operations, prospects, Properties or financial condition of SSRG; or

(iii) Any material adverse change in SSRG’s sales patterns, pricing policies, accounts receivable or accounts payable.

(b) Since the Applicable Date, SSRG has not:

(i) merged into or with or consolidated with, any other corporation or acquired the business or assets of any Person;

(ii) purchased any securities of any Person;

(iii) created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any Liabilities, or made any loan or advance to, or any investment in, any person, except in each case in the ordinary course of business;

(iv) made any change in any existing election, or made any new election, with respect to any tax law in any jurisdiction which election could have an effect on the tax treatment of SSRG or MSC’s business operations;

(v) entered into, amended or terminated a Contract;

(vi) sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties.

(vii) settled any claim or litigation, or filed any motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

(viii) incurred or approved, or entered into any Contract, agreement or commitment to make, any expenditure in excess of $500,000;

(ix) maintained its Records and/or any other books of account other than in the usual, regular and ordinary manner in accordance with the IFRS and on a basis consistent with prior periods or made any change in any of its accounting methods or practices that would be required to be disclosed under the IFRS;

(x) granted any increase in the compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any bonus, profit-sharing or other plan or commitment);

(xi) suffered any extraordinary losses or waived any rights of material value;

(xii) made any payment to any Affiliate or forgiven any indebtedness due or owing from any Affiliate to SSRG;

(xiii) engaged in any one or more activities or transactions with an Affiliate or outside the ordinary course of business;

(xiv) declared, set aside or paid any dividends, or made any distributions or other payments in respect of its equity securities, or repurchased, redeemed or otherwise acquired any such securities;

(xv) amended its Memorandum of Association or Articles of Association;

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(xvi) issued any capital stock or other securities, or granted, or entered into any agreement to grant, any options, convertible rights, other rights, warrants, calls or agreements relating to its capital stock; or

(xvii) agreed or committed to do any of the foregoing.

3.11 Absence of Undisclosed Liabilities and Agreements. SSRG does not have any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise) which are not accurately reflected or provided for in the balance sheet dated as of the Balance Sheet Date included within the SSRG GAAP Financial Statements (whether or not they are required to be disclosed under GAAP), other than (a) those incurred in the Ordinary Course of SSRG’s business since Applicable Date and (b) those material obligations arising subsequent to the date hereof pursuant to the express terms of executory Contracts, which executory Contracts (to the extent such Contracts are material to the business of SSRG) are identified on Schedule 3.11. Except as set forth on Schedule 3.11, as of the Closing there will be no Liabilities other than any debts owed to the Parent.

3.12 Compliance with Legal Requirements. The business of SSRG has been operated in compliance with all laws, ordinances, rules, regulations and orders of all Governmental Authorities, except where such failure would not have a material adverse effect on SSRG or its business. SSRG has filed all reports and statements, including but not limited to the SEC Reports, together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Authority or any other body having jurisdiction over SSRG’s operations. SSRG has not received any written communication from a Governmental Authority that alleges that SSRG is not in compliance with any federal, state, local or foreign laws, ordinances and regulations or has not made all of the filings required by all such authorities, organizations and agencies.

3.13 Tax Matters. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, SSRG has timely filed all necessary Tax Returns and has paid or accrued all Taxes shown as due thereon, and SSRG has no Knowledge of a tax deficiency which has been asserted or threatened against SSRG.

3.14 Absence of Questionable Payments. Neither SSRG nor any Affiliate, director, officer, employee, agent, representative or other Person acting on behalf of SSRG has: (i) used any funds for contributions, payments, gifts or entertainment, or made any expenditures relating to political activities of foreign, federal, state or local government officials or others in violation of any Legal Requirement (including the Foreign Corrupt Practices Act of 1977, as amended), or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

3.15 Title to Property; Rights, Etc.

(a) Title to Property. SSRG has delivered to MSC true, correct and complete copies of the SSRG assets set forth on Schedule 3.15(a) hereto as well as all leases of real and personal property used in the business of SSRG, together with all amendments, modifications or supplements thereto (collectively, the “SSRG Properties”). The SSRG Properties are owned solely by SSRG, and Seller has good, assignable and marketable title to the SSRG Properties, free and clear of any and all Encumbrances other than the Permitted Encumbrances. Each component of such SSRG Properties, including but not limited to such leases, is in full force and effect and SSRG has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by SSRG under any of such SSRG Properties and, to the Knowledge of SSRG, no other party is in default thereof. All material items of personal property used in the business of SSRG are in good operating condition and fit for operation in the ordinary course of SSRG’s business (subject to normal wear and tear) with no defects that could reasonably be expected to interfere with the conduct of the normal operation of such items and are suitable for the purposes for which they are currently being used.

(b) Rights. SSRG has the sole rights to:

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(i)  search and explore for minerals in the project land area(s) set forth on Schedule3.15(b) hereto (the “Project Land Area(s)”);

(ii) develop and mine the mineral deposits contained in the Project Land Area(s);

(iii) process, refine, store and transport by any means all minerals extracted from the Project Land Area(s);

(iv) market, sell or dispose of all minerals extracted from the Project Land Area(s); and

(v) have access to, make use of, and perform all other activities in, the Project Land Area(s) that may be necessary or convenient in connection with the above;

(c) Leased Property; Real Estate Taxes. Neither SSRG nor any of its Subsidiaries owns any real property other than as set forth on Schedule 3.15(c). SSRG’s only leased property are the properties in Malanda, General Tenancy Agreement (collectively, the “SSRG Leased Property”). All real estate Taxes for which SSRG is responsible with respect to any Leased Property (and which are not otherwise incorporated into payments made under any lease), have been paid in full, as and when due.

3.16 Intellectual Property.

(a) Schedule 3.16(a) sets forth an accurate and complete list of the SSRG Intellectual Property as follows: (i) all patents, marks and copyrights owned by, controlled by or filed in the name of SSRG that have been issued or registered in any jurisdiction, or for which an application to issue or register the rights in such Intellectual Property has been filed in any jurisdiction, (ii) all marks owned by SSRG that are material to its business but that are not registered or subject to an application to register and (iii) all software that is owned exclusively by SSRG that is material to the operation of the business of SSRG as presently conducted and presently proposed to be conducted by SSRG. Schedule 3.16(a) lists the jurisdictions in which each such item of SSRG Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed, and the name of the owner of each such registration or application. To the Knowledge of SSRG, all of SSRG’s patents are valid.

(b) Except as set forth on Schedule 3.16(b), SSRG owns or possesses adequate rights to use all Intellectual Property necessary to carry on the its business. SSRG has taken all steps necessary to perfect its ownership of and interest in its Intellectual Property.

(c) SSRG’s products and services, and the conduct of the business of SSRG as presently conducted do not infringe, violate or constitute an unauthorized use or misappropriation of any Intellectual Property Right or other similar right, or any contractual right, of any Person.

(d) Except as set forth on Schedule 3.16(d), each item of SSRG’s Intellectual Property that has been issued and registered in any jurisdiction by SSRG is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such registered SSRG Intellectual Property have been paid and all necessary documents and certificates in connection with such registered Intellectual Property owned by SSRG have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such registered Intellectual Property.

(e) Except as set for in Schedule 3.16(e), no other Person has any rights to any material Intellectual Property owned by SSRG.

(f) Except with respect to licenses of generally available, commercial, off-the-shelf software licensed pursuant to standardized end-user or enterprise licenses for software in object code format available for a license fee of no more than $50,000 (collectively, “Off-The-Shelf Software”), and except pursuant to the Intellectual Property Licenses listed in Schedule 3.16(f) or as reflected in the SSRG GAAP Financial Statements, SSRG is not under any liability whatsoever to make any payments or provide any other consideration, to any Person with respect to SSRG’s use of any Intellectual Property in connection with the conduct of the business of SSRG as presently conducted.

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(g) Schedule 3.16(g) sets forth a complete and accurate list of all Contracts to which SSRG is a party (other than licenses to SSRG of Off-The-Shelf-Software) that (i) grant any Intellectual Property licenses to or from SSRG, (ii) contain a covenant not to compete or otherwise limit SSRG’s ability to use or exploit fully any of the SSRG Intellectual Property, or (iii) contain an agreement by SSRG to indemnify any other Person against any claim of infringement of, violation, misappropriation or unauthorized use of any intellectual property rights of any third Person. SSRG has delivered to MSC true, correct and complete copies of each Contract set forth on Schedule 3.16(g), together with all amendments, modifications or supplements thereto. All Intellectual Property licenses are valid, binding and enforceable agreements, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability relating to or affecting creditors’ rights.

(h) SSRG has taken all commercially reasonable steps to protect the secrecy and confidentiality of all Trade Secrets of SSRG.

(i) Except as set forth on Schedule 3.16(i), SSRG is not, or has not been at any time during the five (5) years prior to the date hereof, the subject of any pending or, to the Knowledge of SSRG, threatened Legal Proceedings which involve a claim of infringement, misappropriation, unauthorized use or violation of any Intellectual Property rights of any Person, or challenging SSRG’s ownership, use, validity or enforceability of any Intellectual Property. Except as set forth on Schedule 3.16(i), SSRG has not received notice of any such threatened claim and to the Knowledge of SSRG, there are no facts or circumstances that would form the basis for any such claim. To SSRG’s Knowledge, all of SSRG’s rights in and to its Intellectual Property are valid and enforceable in all material respects.

(j) To the Knowledge of SSRG, no Person is infringing, violating, misusing or misappropriating any SSRG Intellectual Property, and no claims of such infringements, violations, misuse or misappropriations have been made against any Person by any of the Persons in SSRG.

(k) Except as set forth on Schedule 3.16(k), no present or former employee or consultant of SSRG has any right, title, or interest, directly or indirectly, in whole or in part, in any SSRG Intellectual Property owned or used by any of the Persons in SSRG. To the Knowledge of SSRG, no employee, consultant or independent contractor of any of the Persons in SSRG is, as a result of or in the course of such employee, consultant or independent contractor’s engagement by SSRG, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement. Each employee of and consultant to SSRG is bound by a non-disclosure and assignment of inventions agreement, copies of which have been made available to SSRG.

(l) SSRG has at all times complied in all material respects with all applicable Legal Requirements, as well as its own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by SSRG in the conduct of its business. No claims have been asserted or, to SSRG’s Knowledge, threatened against any Person in SSRG alleging a violation of any Person’s privacy or personal information or data rights and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Legal Requirement or rule, policy, or procedure related to privacy, data protection, or the collection and use of personal information collected, used, or held for use by SSRG in the conduct of the its Business. Each Person in SSRG takes reasonable measures to ensure that such information is protected against unauthorized access, use, modification, or other misuse.

3.17 Banks. Schedule 3.17 sets forth (i) the name of each bank, trust company or other financial institution and stock or other broker with which SSRG has an account, credit line or safe deposit box or vault, (ii) the names of all persons authorized to draw thereon or to have access to any safe deposit box or vault, (iii) the purpose of each such account, safe deposit box or vault, and (iv) the names of all persons authorized by proxies, powers of attorney or other like instrument to act on behalf of SSRG in matters concerning any of its business or affairs. No such proxies, powers of attorney or other like instruments are irrevocable. SSRG has furnished MSC with true and complete copies of all such accounts, credit lines, and safe deposit boxes or vaults and any other such document that it has had since its inception.

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3.18 Absence of Certain Business Practices. Neither SSRG nor any other Affiliate or agent of SSRG, or any other person acting on behalf of or associated with SSRG, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or other person who was, is or may be in a position to help or hinder the business of SSRG (or assist SSRG in connection with any actual or proposed transaction), in each case which (i) may subject SSRG to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had an adverse effect on the business, financial condition, operations or prospects of SSRG, or (iii) if not continued in the future, may adversely affect the business, financial condition, operations or prospects of SSRG.

3.19 Transactions with Affiliates. SSRG has not purchased, acquired or leased any Property or services from, or sold, transferred or leased any Property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, or engaged in any other significant transaction with any officer, director or shareholder of SSRG or any of their respective Affiliates. No Affiliate of SSRG is indebted to SSRG for money borrowed or other loans or advances, and SSRG is not indebted to any such Affiliate other than the Parent.

3.20 Absence of Certain SSRG Control Person Actions or Events. Other than as disclosed on Schedule 3.20, to SSRG’s Knowledge, none of the following has occurred during the past three (3) years with respect to a SSRG Control Person:

(a) A petition under the federal bankruptcy laws or any provincial or state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or Property of such SSRG Control Person, or any partnership in which he was a general partner at or within two (2) years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(b) Such SSRG Control Person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c) Such SSRG Control Person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, his engagement in (A) any type of business practice, or (B) any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(d) Such SSRG Control Person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than sixty (60) days the right of such SSRG Control Person to engage in any activity described in paragraph (c) of this item, or to be associated with Persons engaged in any such activity; or

(e) Such SSRG Control Person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any federal or state securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated.

3.21 Books and Records; Internal Accounting Controls. The books and records of SSRG accurately reflect in all material respects the information relating to the business of SSRG, the location and collection of its Properties and the nature of all transactions giving rise to the obligations or accounts receivable of SSRG to the extent required to be contained therein. SSRG maintains a system of internal accounting controls sufficient to provide reasonable assurance that; (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions is taken with respect to any differences. All such books and records are appended to, and a description of the internal accounting controls is listed on, Schedule 3.21.

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3.22 Labor Matters. SSRG is not a party to any representation or collective bargaining agreement with any employees.

3.23 Employment Agreements and Plans. SSRG has furnished MSC with a list of all employment, consulting, advisory and confidentiality agreements to which SSRG is a party. SSRG has delivered to MSC true and complete copies of each such agreement (or written descriptions thereof for any such agreements which are not in writing). SSRG has not and does not maintain or contribute to any outstanding incentive compensation, deferred compensation, profit sharing, stock option, stock bonus, stock purchase, savings, consultant, retirement, pension, medical, dental, disability or other benefit plans or arrangements with or for the benefit of any officer, employee or former officer, employee of SSRG or for the benefit of any distributor, sales representative or other person resulting from a relationship with SSRG.

3.24 Insurance. SSRG has furnished MSC with a list of all material bonds and liability, fire and other insurance contracts of whatsoever description to which SSRG is a party, and under which SSRG is or was a beneficiary. SSRG has sufficient and adequate insurance coverage for the purposes of operating its business as presently or contemplated to be conducted, and such insurance coverage is in full force and effect and there are no circumstances which might lead to any liability under such insurance policies being voided by the insurers or the premiums being increased. Consummation of the Exchange or any of the other Transactions will not have the effect of terminating, or entitling any insurer to terminate, coverage under any such insurance policy. No claim is outstanding by SSRG under any such policy and, to SSRG’s Knowledge there are no circumstances likely to give rise to such a claim. SSRG has adequate and effective insurance coverage to cover all potential risks generally associated with operating its business as presently or contemplated to be conducted.

3.25 SSRG Shares. The SSRG Shares to be surrendered pursuant to this Agreement were duly authorized, validly issued and outstanding, fully paid and non-assessable and vested in the Parent free and clear of any restrictions on transfer (other than any restrictions under applicable securities laws), Taxes, Encumbrances, options, warrants, Purchase Rights, Contracts, commitments, equities, claims, and demands and will not be subject to any pre-emptive or other similar rights.

3.26 Environmental Matters. SSRG is in compliance with all Environmental Laws and the requirements of all Permits issued under such Environmental Laws with respect to SSRG in all material respects. There are no pending or, to the Knowledge of SSRG, threatened Environmental Legal Proceedings against SSRG or any of its Affiliates.

3.27 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for SSRG, the Parent or any of their respective Affiliates in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

3.28 Forms 8-K; Proxy Statement. None of the information supplied or to be supplied by SSRG or the Parent for inclusion in the Forms 8-K or the Proxy Statement to be filed with the Commission and sent to the shareholders of MSC in connection with the special meeting of shareholders of MSC at which such shareholders will be asked to approve the issuance of the Amendments pursuant to this Agreement (the “MSC Meeting”), including all amendments and supplements to the Proxy Statement, shall on the date or dates the Proxy Statement is first mailed to the shareholders of MSC and on the date or dates of the MSC Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. SSRG and the Parent will supply MSC with all business, financial, accounting, legal, management and other information about SSRG, the Parent as is required to be disclosed in a Schedule DEFM 14A containing information required under Commission rules, including but not limited to Items 11, 13 and 14 thereof.

3.29 Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in SSRG’s Charter Documents is, or on the Closing Date will be, applicable to SSRG, the SSRG Shares, the Exchange or any other Transaction. SSRG’s board of directors has taken all action so that none of MSC, any Affiliate of MSC or any Affiliates of an Affiliate of MSC will be prohibited from entering into an affiliated transaction with SSRG as an interested shareholder as a result of the execution of this Agreement, or the consummation of the Transactions contemplated hereby.

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3.30 Due Diligence. All documents and other materials relating to SSRG and provided to MSC in connection with this Agreement are true and correct in all material respects and do not contain any misstatement and/or omission.

3.31 No Subsidiaries. SSRG has no Subsidiaries other than Solar Silicon Resource Group Pty.

3.32 Disclosure. No representation or warranty by SSRG in this Agreement, any other Transaction Documents and the Exhibits and Schedules hereto and thereto and no statement contained in any document, certificate, or other writing furnished or to be furnished by SSRG or the Parent to MSC or any of its representatives or agents pursuant to the provisions hereof or in connection with the Transactions, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements herein or therein made, in the light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT

The Parent hereby represents and warrants to MSC that as of the date hereof:

4.1 Ownership of SSRG Shares. The Parent hereby represents and warrants to MSC that it is the true and lawful registered holders and beneficial owner of the SSRG Shares listed on Schedule 4.1, all of which shares are free and clear of all Encumbrances. Upon consummation of the Exchange, MSC will receive good and valid title to the SSRG Shares, free and clear of all Encumbrances. Other than the rights and obligations arising under this Agreement, none of the SSRG Shares is subject to any rights of any other Person to acquire the same.

4.2 Authority Relative to This Agreement; No Violations or Conflicts.

(a) Authority. This Agreement has been duly and validly executed and delivered by the Parent and constitutes a valid and binding agreement of thereof, enforceable against the Parent in accordance with its terms, except that enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(b) No Violation. The Parent is not subject to, or obligated under, any charter or other organizational document or contractual provision or any license, franchise or permit, or subject to any statute, regulation, rule, injunction, ruling, order or decree or other restriction, that, by its terms, would be breached or violated or would result in a default under (with or without notice or lapse of time or both), or result in the imposition of a Encumbrance or would accelerate any payment or obligation, trigger any right of first refusal or other purchase right as a result of the Parent executing or carrying out the transactions contemplated by this Agreement, except for any breaches or violations that would not, individually or in the aggregate, have a Material Adverse Effect on SSRG or MSC or substantially impair or delay the consummation of the Transactions. Other than in connection with or in compliance with the provisions of the SCA, no authorization, consent or approval of, or filing with, any Governmental Authority or third party is necessary for the consummation by the Parent of the Transactions, except for such authorizations, consents, approvals or filings the failure to obtain or make which would not, individually or in the aggregate, have a Material Adverse Effect on MSC or SSRG or substantially impair or delay the consummation of the Transactions.

(c) No Conflict. The execution and delivery of this Agreement by the Parent and the consummation of the Transactions do not and shall not, with or without the giving of notice or the passage of time, (i) violate, conflict with, or result in a breach of, or a default or loss of rights under, any material covenant, agreement, mortgage, indenture, lease, instrument, permit or license to which the Parent is a party or by which the Parent or any of the SSRG Shares are bound, or any judgment, order, decree, law, rule or regulation to which the Parent or such shares are subject or (ii) result in the creation of, or give any party any right to create, any Encumbrance or any other right or adverse interest upon any of such shares.

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4.3 Foreign Person. The Parent is not a United States person within the meaning of Section 7701(a)(30) of the Code.

4.4 SSRG Capital Stock. All of the outstanding capital stock of SSRG owned by the Parent is set forth in Schedule 4.1. No other Person owns any shares of capital stock of SSRG. The number of SSRG Shares set forth opposite on Schedule 4.1 includes all the shares of capital stock of SSRG owned, beneficially or directly, by the Parent on the date hereof. The Parent holds such shares free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state or other securities laws), Taxes, Encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Parent is not a party to any option, warrant, purchase right, or other contract or commitment that could require it to sell, transfer, or otherwise dispose of any the SSRG Shares (other than pursuant to this Agreement) or is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the SSRG Shares.

4.5 Securities Act Representations.

(a) Restricted Shares. The Parent represents that it understands that the Exchange Shares to be issued to it in the Exchange will not be registered pursuant to the registration requirements of the Securities Act (as hereinafter defined) and that the resale of such Exchange Shares is subject to certain restrictions hereunder and under federal and state securities laws. The Parent represents that it is acquiring such Exchange Shares for its own account, not as a nominee or agent, and not with a view to the distribution thereof in violation of applicable securities laws. The Parent further represents that it has been advised and understands that since such Exchange Shares has not been registered under the Securities Act, such Exchange Shares must be held indefinitely unless (A) the resale of such Exchange Shares has been registered under the Securities Act, (B) a sale of such Exchange Shares is made in conformity with the holding period, volume and other limitations of Rule 144 promulgated by the Commission under the Securities Act, or (C) in the opinion of counsel reasonably acceptable to MSC, some other exemption from registration is available with respect to any proposed sale, transfer or other disposition of such Exchange Shares.

(b) Legend. The Parent represents that it has been advised and understands that, subject to applicable securities laws, stop transfer instructions will be given to MSC's transfer agent with respect to the Exchange Shares and that a legend setting forth the following restrictions on transfer will be set forth on the certificates for such Exchange Shares or any substitutions therefor:

"THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE. NEITHER THE SHARES EVIDENCED BY THIS CERTIFICATE NOR ANY INTEREST THEREIN MAY BE SOLD OR OTHERWISE PLEDGED, HYPOTHECATED OR TRANSFERRED IN THE ABSENCE OF (i) REGISTRATION UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES OR BLUE SKY LAWS OR (ii) A VALID EXEMPTION THEREFROM."

(c) Accredited Investor. The Parent is an "accredited investor" (as such term is defined in Regulation D under the Securities Act).

ARTICLE V

PRE-CLOSING COVENANTS AND AGREEMENTS

5.1 Conduct of MSC. Except as contemplated by this Agreement, during the period from the date hereof to the Closing Date, MSC agrees to conduct its business in accordance with its ordinary and usual course of business and in compliance with the Securities Act and the Exchange Act; use its best efforts, subject to the foregoing, to preserve MSC’s business organization, keep available to MSC the services of MSC’s officers and employees and maintain satisfactory relationships with customers, suppliers and others having business relationships with it; confer with representatives of SSRG and the Parent to keep them informed with respect to operational matters of a material nature and to report the general status of the ongoing operations of the business of MSC; maintain MSC’s books and records in compliance with the Exchange Act; and refrain from taking any of the following actions without the express prior written consent of SSRG:

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(i) Incur any debt, Liability or obligation, direct or indirect, whether accrued, absolute, contingent or otherwise, other than current liabilities incurred in the ordinary and usual course of its business, or pay any debt, Liability or obligation of any kind other than such current liabilities and current maturities of existing long-term debt;

(ii) Assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation or make any loans or advances to any individual, firm or corporation;

(iii) Except as contemplated hereby, make any direct or indirect redemption, purchase or other acquisition of any shares of its capital stock or declare, set aside or pay any dividend or distribution (whether in cash, capital stock or property) with respect to its capital stock;

(iv) Transfer, lease, mortgage, pledge or otherwise encumber any of its Properties;

(v) Sell, lease, transfer or dispose of any of its Properties, waive or release any rights of material value, or cancel, compromise, release or assign any indebtedness owed to it or any claims held by it;

(vi) Make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any Property of any other individual, firm or corporation, other than in the ordinary and usual course of its business;

(vii) Enter into any transaction with any director, officer, shareholder or Affiliate of MSC or with any Affiliate of any director, officer, shareholder or Affiliate of MSC, except as contemplated by this Agreement;

(viii) Amend the MSC Charter Documents;

(ix) Increase in any manner the compensation or fringe benefits of any of its directors, officers, employees, including any increase of pension or retirement allowance, life insurance premiums or other benefit payments to any such directors, officers or employees, or commit itself to any employment agreement or employment arrangement with or for the benefit of any officer, employee or registered representatives or other person, except as contemplated by this Agreement;

(x) Violate any Legal Requirement applicable to MSC and/or its business;

(xi) Issue or sell any shares of MSC capital stock (except (A) upon the exercise of presently exercisable options or warrants, or (B) MSC Common Stock issuable as interest on the Convertible Debt in amount of up to 3,000,000 such shares) or other securities, or grant or enter into any option, warrant, call or commitment with respect to any securities of MSC;

(xii) Merge or consolidate with, or purchase a substantial portion of the assets of, or by any other manner acquire or combine with any business or any corporation, partnership, limited liability company, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material to MSC, its business, financial condition or results of operations;

(xiii) Pay any accrued fees or salaries to officers, directors, shareholders, or Affiliates, except salaries payable in accordance with present practices of MSC;

(xiv) Organize any subsidiaries, acquire any capital stock or other equity securities of any corporation or acquire any equity or ownership interest in any business;

(xv) Prepay any obligation having a fixed maturity of more than ninety (90) days from the date such obligation was issued or incurred;

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(xvi) Make any single capital expenditure or commitment in excess of Ten Thousand Dollars ($10,000) or make aggregate capital expenditures and commitments in excess of Fifty Thousand Dollars ($50,000); or

(xvii) Enter into an agreement to do any of the things described in clauses (i) through (xvi) of this Section 5.1.

5.2 Conduct of SSRG. Except as contemplated by this Agreement, during the period from the date hereof to the Closing Date, SSRG agrees to conduct its business in accordance with its ordinary and usual course of business; use its best efforts, subject to the foregoing, to preserve SSRG’s business organization, keep available to SSRG the services of SSRG’s officers and employees and maintain satisfactory relationships with customers, suppliers and others having business relationships with it; confer with representatives of MSC to keep it informed with respect to operational matters of a material nature and to report the general status of the ongoing operations of the business of SSRG; maintain SSRG’s books and records in compliance with GAAP; and refrain from taking any of the following actions without the express prior written consent of MSC:

(i) Incur any debt, Liability or obligation, direct or indirect, whether accrued, absolute, contingent or otherwise, other than current liabilities incurred in the ordinary and usual course of its business, or pay any debt, Liability or obligation of any kind other than such current liabilities and current maturities of existing long-term debt;

(ii) Assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation or make any loans or advances to any individual, firm or corporation;

(iii) Except as contemplated hereby, make any direct or indirect redemption, purchase or other acquisition of any shares of its capital stock or declare, set aside or pay any dividend or distribution (whether in cash, capital stock or property) with respect to its capital stock;

(iv) Transfer, lease, mortgage, pledge or otherwise encumber any of the SSRG Properties;

(v) Sell, lease, transfer or dispose of any of the SSRG Properties, waive or release any rights of material value, or cancel, compromise, release or assign any indebtedness owed to it or any claims held by it;

(vi) Make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any Property of any other individual, firm or corporation, other than in the ordinary and usual course of its business;

(vii) Enter into any transaction with any director, officer, shareholder or Affiliate of SSRG or with any Affiliate of any director, officer, shareholder or Affiliate of SSRG, except as contemplated by this Agreement;

(viii) Amend the SSRG Charter Documents;

(ix) Increase in any manner the compensation or fringe benefits of any of its directors, officers, employees, including any increase of pension or retirement allowance, life insurance premiums or other benefit payments to any such directors, officers or employees, or commit itself to any employment agreement or employment arrangement with or for the benefit of any officer, employee or registered representatives or other person, except as contemplated by this Agreement;

(x) Violate any Legal Requirement applicable to SSRG and/or its business;

(xi) Issue or sell any shares of SSRG capital stock or other securities, or grant or enter into any option, warrant, call or commitment with respect to any securities of SSRG;

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(xii) Merge or consolidate with, or purchase a substantial portion of the assets of, or by any other manner acquire or combine with any business or any corporation, partnership, limited liability company, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material to SSRG, its business, financial condition or results of operations;

(xiii) Pay any accrued fees or salaries to officers, directors, shareholders, or Affiliates, except salaries payable in accordance with present practices of SSRG;

(xiv) Organize any subsidiaries, acquire any capital stock or other equity securities of any corporation or acquire any equity or ownership interest in any business;

(xv) Prepay any obligation having a fixed maturity of more than ninety (90) days from the date such obligation was issued or incurred;

(xvi) Make any single capital expenditure or commitment in excess of One Million Dollars ($1,000,000); or

(xvii) Enter into an agreement to do any of the things described in clauses (i) through (xvi) of this Section 5.2.

5.3 MSC Meeting. MSC will take all action in accordance with the federal securities law, Chapter 78 and Chapter 92A of the NRS, MSC’s Charter Documents, necessary to convene the MSC Meeting on the earliest practical date as reasonably determined by MSC in light of the circumstances, and to obtain the MSC Shareholder Approval. SSRG will provide MSC and its transfer agent with (a) a representation that the information provided by MSC and contained in the Proxy Statement and any other disclosure documents is true and accurate in all material respects and that there is no fact or matter which has not been disclosed in such disclosure documents which renders such information untrue or misleading and (b) appropriate other certifications, accountant consents and opinions of counsel with respect to the compliance with the SSRG Charter Documents and Legal Requirements with respect to the transactions contemplated by this Agreement. SSRG will also cause its Singaporean and Australian attorneys as well as E&Y at all other times to provide consents, comfort letters and opinion letters as may be required in connection with disclosure documents of MSC that contain information about SSRG or its business and financial condition.

5.4 Preparation of the Proxy Statement.

(a) MSC and SSRG shall cooperate to prepare the Proxy Statement. Once MSC and SSRG consent to the filing of the Proxy Statement with the Commission (which consent shall not be unreasonably withheld, conditioned or delayed), MSC shall file the Proxy Statement with the Commission. MSC shall use reasonable efforts to have the Proxy Statement cleared by the Commission as promptly as practicable thereafter. If, at any time prior to the Closing Date, MSC or SSRG shall obtain knowledge of any information contained in or omitted from the Proxy Statement that would require an amendment or supplement to the Proxy Statement, the Party obtaining such knowledge will promptly so advise the other Parties in writing and each of MSC and SSRG will promptly take such action as shall be required to amend or supplement the Proxy Statement. SSRG shall promptly furnish to MSC all financial and other information concerning it as may be required for the Proxy Statement and any supplements or amendments thereto. After the Proxy Statement has been cleared by the Commission, each of MSC and SSRG shall use reasonable efforts to mail it as soon as reasonably practicable to the MSC shareholders. The Proxy Statement shall include all information required under applicable Legal Requirements to be furnished to MSC’s shareholders in connection with the Amendments, this Agreement and the Transactions and shall include the recommendation of MSC’s board of directors in favor of the Amendments.

(b) Notwithstanding anything contained in this Agreement to the contrary, MSC shall not be obligated to take any action under this Section 5.4 unless and until the following conditions shall have been met: (i) MSC shall have received any audited financial statements of SSRG and any other financial information of SSRG required for inclusion in the Proxy Statement as determined by MSC in its reasonable discretion, (ii) MSC shall have received all information it needs to prepare pro forma financial statements if required to be included in the Proxy Statement under the Commission’s rules, and (iii) MSC shall have received such auditor consents from its and SSRG’s auditors as it deems necessary or desirable.

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5.5 Regulatory Consents, Authorizations, etc. Each Party hereto will use its reasonable best efforts to obtain all consents, authorizations, orders and approvals of, and to make all filings and registrations with, any Governmental Authority and any other Person which is required for or in connection with the consummation by it of the Transactions and will cooperate fully with the other Parties in assisting them to obtain such consents, authorizations, orders and approvals and to make such filings and registrations. No Party hereto will take or omit to take any action for the purpose of delaying, impairing or impeding the receipt of any required consent, authorization, order or approval or the making of any required filing or registration.

5.6 Negotiations with Others. During the period from the date of this Agreement to the Closing Date, or until this Agreement is terminated in accordance with the provisions of Article IX, if it is so terminated, MSC will not, directly or indirectly, initiate discussions or negotiations with, or provide any information other than publicly available information to, any corporation, limited liability company, partnership, person or other entity or group (other than SSRG and the Parent) concerning any possible proposal regarding a sale of capital stock of MSC or a merger, consolidation, sale of substantially all Properties or other similar transaction involving MSC or any division or major asset of MSC without the express prior written consent of SSRG, which consent may be withheld in SSRG’s sole and absolute discretion.

5.7 Publicity. No Party hereto will issue any press release or otherwise make any public statement with respect to the Exchange without the express prior written consent of SSRG in the case of MSC or MSC in the case of SSRG or the Parent, except as may be required under applicable Legal Requirements; provided, however, with respect to MSC’s Current Report on Form 8-K to be filed with the Commission disclosing MSC’s entry into this Agreement (the “Initial Form 8-K”), the Parties will consult with each other before filing such Form 8-K and provide each other the opportunity to review and comment upon such Initial Form 8-K, and MSC shall not file such Initial Form 8-K’s with the Commission without SSRG’s express prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

5.8 Access. From the date of this Agreement to the Closing Date, MSC will provide access to SSRG and its representatives reasonable access during normal business hours to the Properties, books, records, customer accounts and Contracts of MSC and furnish to SSRG such documents and information concerning MSC’s business as SSRG may request. SSRG will hold, and will cause the Parent, its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of applicable law, all documents and information concerning MSC and its business provided to them.

5.9 Form 8-K Information. SSRG shall provide MSC with such audited annual and unaudited interim financial information, pro forma financial information and all footnotes thereto and auditor’s letters relating to its business as may be requested by MSC in order for MSC to comply with its reporting and disclosure obligations under the rules and regulations of the Commission (the “Form 8-K Financial Information”), in connection with MSC’s preparation of its Current Report on Form 8-K, and any amendments thereto, regarding the Closing (the “Closing Form 8-K”). SSRG shall provide such Form 8-K Financial Information promptly so as to allow MSC and the Firm to: (i) review all financial statements relating to SSRG as shall be required to be included in said Closing Form 8-K, and (ii) timely file the Closing Form 8-K. SSRG shall in a prompt and timely manner provide the Firm with such management representations as may be requested by the Firm in connection with its preparation of any financial statements for SSRG relating to the Closing Form 8-K. In addition, SSRG shall also provide to MSC such additional information regarding SSRG that would be required if MSC were filing a general registration of securities on Form 10 under the Exchange Act (the “Form 8-K Business Disclosures”) as may be reasonably requested by MSC.

5.10 Appointment of Officers and Directors. MSC shall take all action necessary to have, effective immediately upon the Closing, (i) the SSRG Designees appointed as members of the board of directors of MSC, and (ii) such other Persons appointed to such other positions of MSC and SSRG as SSRG shall have communicated to MSC prior to the Closing, including.

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5.11 Additional Agreements, Amendments or Supplements to Schedules.

(a) Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement.

(b) After the date hereof and prior to the Closing Date, each of SSRG and MSC shall, as soon as practicable, supplement or amend the Schedules required by this Agreement with respect to any matter arising after the date hereof which, if existing or occurring at the date hereof, would have been required to be set forth or described in such Schedules.

ARTICLE VI

POST-CLOSING COVENANTS

6.1 Filing of Current Report on Closing Form 8-K and Press Release. MSC shall no later than four (4) Business Days after the Closing Date file the Closing Form 8-K with the Commission. Other than with respect to any such Closing Form 8-K, the Parties will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to this Agreement and the Exchange and shall not issue any such press release or make any such public statement without the prior written consent of the other Parties, except as may be required pursuant to applicable Legal Requirements.

6.2 Filing of Schedule 14F-1. MSC shall as promptly as practicable after the Closing Date file the Information Statement on Schedule 14F-1 with the Commission consistent with its obligations set forth under Section 1.8 hereof.

6.3 Further Assurances. Subject to the terms and conditions herein provided, each of the Parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the transactions contemplated by this Agreement. Each of the parties hereto will use their respective commercially reasonable efforts to obtain the consents of all Governmental Authorities and third parties necessary to the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Parties will, as promptly as practicable, apply for and diligently prosecute all applications for, and will use their commercially reasonable efforts promptly to: (a) effect all necessary registrations and filings, (b) defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including Governmental Authorities or officials), challenging this Agreement or the consummation of the Transactions and (c) furnish to each other such information and assistance and to consult with respect to the terms of any registration, filing, application or undertaking as reasonably may be requested in connection with the foregoing. SSRG will also furnish the MSC with all financial statements and other information required by the MSC to satisfy all regulatory requirements, including its December 31, 2013 and subsequent financial statements and all other information required to satisfy MSC’s filing requirements with the Commission. The provisions of this Section 6.4 shall survive the Closing.

ARTICLE VII

CONDITIONS TO THE CLOSING

7.1 Conditions to Closing and MSC’s Obligation to Issue the Exchange Shares. The obligations of MSC to consummate the transactions contemplated by this Agreement including, without limitation, the issuance of the Exchange Shares on the Closing Date, are subject to the fulfillment, to the reasonable satisfaction of MSC (or waiver, if permissible under applicable law), prior to or on the Closing Date of each of the following conditions:

(a) Regulatory Consents, Authorizations, Etc. All consents, authorizations, orders and approvals of, and filings and registrations with, any Governmental Authority which are required for or in connection with the execution and delivery of this Agreement and the consummation by each Party hereto of the Exchange shall have been obtained or made

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(b) Representations, Warranties, Covenants, etc. The representations and warranties of SSRG and the Parent contained in this Agreement and/or the other Transaction Documents to which it is a Party, taken together with the Exhibits and Schedules attached hereto, shall have been true and correct in all material respects on the date hereof and, taken together with the Schedules attached hereto on the Closing Date, shall also be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Closing Date; and SSRG and the Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date.

(c) Litigation; Other Events. No claim, action, suit or proceeding shall have been instituted or shall be threatened by any Person which seeks to prohibit, restrict or delay consummation of the Exchange, or any of the conditions to consummation of such Exchange, or to subject MSC to liability on the ground that it has breached Legal Requirement or otherwise acted improperly in relation to the transactions contemplated by this Agreement.

(d) Shareholder Approval. The Parent, as the sole shareholder of SSRG, shall have approved this Agreement and the Exchange.

(e) Officer’s Certificate. Each of Parent and SSRG shall have delivered to MSC an Officer’s Certificate, dated as of the Closing Date, confirming the accuracy of SSRG’s and the Parent’s representations, warranties and covenants as of the Closing Date and confirming the compliance by SSRG and the Parent with the conditions precedent set forth in this Section 7.1 as of the Closing Date.

(f) Secretary’s Certificate. Each of SSRG and the Parent shall have delivered to MSC a Secretary’s Certificate, dated as of the Closing Date, as to (i) the resolutions adopted by each of SSRG’s and the Parent’s board of directors or any committee thereof approving the Transactions, including the Exchange, which resolutions shall be in full force and effect, (ii) the SSRG Charter Documents, which SSRG Charter Documents shall be in full force and effect, and (iii) the authority and incumbency of the officers of SSRG and the Parent executing this Agreement and any other documents required to be executed or delivered in connection therewith.

(g) Closing Deliveries. The Closing Deliveries specified in Section 1.6 shall have been made by the Parent.

7.2 Conditions to Closing and the Parent’s Obligation to Surrender the SSRG Shares. The obligations of SSRG and the Parent to consummate the transactions contemplated by this Agreement including, without limitation, the surrender of the SSRG Shares in exchange for the Exchange Shares on the Closing Date, are subject to fulfillment (or waiver, if permissible under applicable law), to the satisfaction of SSRG and the Parent, on or prior to the Closing Date, of each of the following conditions:

(a) Regulatory Consents, Authorizations, etc. All consents, authorizations, orders and approvals of, and filings and registrations with, any Governmental Authority which are required for or in connection with the execution and delivery of this Agreement and the consummation by each Party hereto of the Exchange shall have been obtained or made.

(b) Representations, Warranties, Covenants, Etc. The representations and warranties of MSC contained in this Agreement and/or the other Transaction Documents, taken together with the Exhibits and Schedules attached hereto, shall have been true and correct in all material respects on the date hereof and, taken together with the Schedules attached hereto on the Closing Date, shall also be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Closing Date; and MSC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and/or the other Transaction Documents to be performed or complied with by it on or prior to the Closing Date.

(c) Litigation; Other Events. No claim, action, suit or proceeding shall have been instituted or shall be threatened by any Person (excluding any such matter initiated by or on behalf of SSRG and/or the Parent) which (i) seeks to prohibit, restrict or delay consummation of the Exchange, or any of the conditions to consummation of such Exchange (ii) seeks to subject the Parent or SSRG or any of its directors, officers, employees or agents to liability on the ground that it or they have breached any Legal Requirement or otherwise acted improperly in relation to the transactions contemplated by this Agreement, or otherwise (iii) could in the sole and absolute discretion of the Parent have a Material Adverse Effect on SSRG, the Parent or MSC or their respective businesses.

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(d) Form 8-K. MSC shall have filed the Initial 8-K and be prepared and be ready to timely file the Closing Form 8-K within four (4) business days from the Closing Date.

(e) Shareholder Approval. The MSC Shareholder Approval shall have been obtained.

(f) Reporting Requirements. On the Closing Date, MSC shall be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

(g) Absence of Certain Events. Since the Applicable Date and up to and including the Closing, there shall not have been any event, circumstance, change or effect that, individually or in the aggregate, had or might in the opinion of the SSRG have a Material Adverse Effect on MSC or the Exchange.

(h) Proceedings Satisfactory. All proceedings to be taken by MSC in connection with the Transactions and all documents incident thereto shall be satisfactory in form and substance to SSRG, and SSRG shall have received all such counterpart originals or certified or other copies of such documents as it may request.

(i) Bankruptcy Proceedings. No proceeding in which MSC shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such person under any United States or state bankruptcy or insolvency law.

(j) Quotation of Common Stock. The shares of MSC Common Stock shall be quoted on the OTC QB under the symbol “MGLT” and there shall be at least one broker-dealer registered with the Commission and a member of FINRA and SIPC making a market in such shares.

(k) Officer’s Certificate. MSC shall have delivered to SSRG an Officer’s Certificate, dated as of the Closing Date, confirming the accuracy of MSC’s representations, warranties and covenants as of the Closing Date and confirming the compliance by MSC with the conditions precedent set forth in this Section 8.2 as of the Closing Date.

(l) Secretary’s Certificate. MSC shall have delivered to SSRG a Secretary’s Certificate, dated as of the Closing Date, as to (i) the resolutions adopted by each of MSC’s board of directors or any committee thereof approving the Transactions, including the Exchange, which resolutions shall be in full force and effect, (ii) the MSC Charter Documents, which MSC Charter Documents shall be in full force and effect, and (iii) the authority and incumbency of the officers of MSC executing this Agreement and any other documents required to be executed or delivered in connection therewith.

(m) DTC Eligibility. The shares of MSC Common Stock shall be DTC eligible and proof thereof shall be furnished to SSRG.

(n) Appointments. MSC shall have appointed the SSRG Designees to its board of directors, and delivered proof thereof.

(o) MOTI. MSC shall have entered into a license agreement with Magnolia Optical Technologies, Inc. (“MOTI”) whereby MOTI shall license the patents set forth on Schedule 7.2(o) to MSC, which license agreement shall survive the Closing.

(p) Closing Deliveries. The Closing Deliveries specified in Section 1.5 shall have been made and delivered to SSRG by MSC.

(q) No Liabilities. MSC shall not have any Liabilities (and there shall be no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability).

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ARTICLE VIII

SURVIVAL, AMENDMENT AND WAIVER

8.1 No Survival of Representations and Warranties. Except as otherwise provided in Section 9.2 with respect to the termination of this Agreement pursuant to Section 9.1, all of the representations, warranties and agreements contained in this Agreement or in any other certificate, writing or agreement delivered pursuant hereto or in connection herewith shall terminate upon the Effective Time, except as to any matter which is based successfully upon fraud with respect to which the cause of action shall expire only upon expiration of the applicable statute of limitations.

8.2 Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.

8.3 Waiver. At any time prior to the Effective Time, MSC, on the one hand, and the Parent and SSRG, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any Uncured Inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other Party with any of the agreements or covenants contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX
TERMINATION

9.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing Date, whether before or after receipt of the MSC Shareholder Approval:

(a)                 by the mutual written consent of MSC and Parent duly authorized by each of their respective boards of directors; or

(b)                 by either of MSC or Parent if the Exchange shall not have been consummated on or before January 31, 2015 (the “Expiration Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a party if the failure of the Exchange to have been consummated on or before the Expiration Date was primarily due to the breach in any material respect of any of such party’s obligations under this Agreement; or

(c)                 by Parent, if:

(i)                   MSC shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (x) would result in the failure of a condition set forth in Section 7.2(b) and (y) has not been cured by MSC within twenty (20) calendar days after MSC’s receipt of written notice thereof from Parent (which notice shall specify in reasonable detail the nature of such breach or failure) or is incapable of being cured by MSC by the Expiration Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if there shall be an inaccuracy as of such time of any representation or warranty contained in Article III or Article IV (assuming such representation and warranty were made as of such time), or if Parent or SSRG shall have breached any covenant or other obligation in this Agreement, in each case, such that the conditions contained in Section 7.1 would not be capable of being satisfied; or

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(ii)                 if MSC shall have materially breached any of its obligations under Section 5.6.

(iii)                (A) all of the conditions set forth in Sections 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but each of which was at the time of termination capable of being satisfied as if such time were the Closing), (B) Parent has irrevocably confirmed by notice in writing to MSC (x) that all of the conditions set forth in Section 7.1 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but each of which was at the time of termination capable of being satisfied or waived at the Closing) or that it is waiving any unsatisfied conditions in Section 7.2 for the purpose of consummating the Closing and (y) it and SSRG are ready, willing and able to consummate the Closing; (C) MSC fails to complete the Closing within two (2) Business Days after the delivery of such notice; and (D) Parent and SSRG stood ready, willing and able to consummate the Closing during such two (2) Business Day period.

(d)                 by MSC, if Parent or SSRG shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (x) would result in the failure of a condition set forth in Section 7.1(b) and (y) has not been cured by Parent and/or SSRG within twenty (20) calendar days after Parent’s and SSRG’s receipt of written notice thereof from MSC or is incapable of being cured by Parent and/or SSRG by the Expiration Date; provided, however, that MSC shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if there shall be an inaccuracy as of such time of any representation or warranty contained in Article II (assuming such representation and warranty were made as of such time), or if MSC shall have breached any covenant or other obligation in this Agreement, in each case, such that the conditions contained in Section 7.2 would not be capable of being satisfied.

9.2 Effect of Termination.

(a)                 In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 9.2 and 9.3, Article VIII and Article X), all of which shall survive termination of this Agreement in accordance with their terms), and there shall be no liability on the part of Parent, SSRG or MSC or their respective directors, officers and Affiliates, except that MSC and Parent may have liability as provided in Section 9.3.

(b)                 The parties acknowledge that the agreements contained in this Section 9.2 and in Section 9.1 and Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement.

9.3 Termination Fee

(a)                 In the event that this Agreement is terminated pursuant to Section 9.1(c) then, within five (5) Business Days, MSC shall pay or cause to be paid to Parent, by wire transfer of immediately available funds, the sum of $500,000 (the “Termination Fee”); it being understood and agreed that in no event shall MSC be required to pay the Termination Fee on more than one occasion.

(b)                 In the event that this Agreement is terminated by MSC pursuant to Section 9.1(d), then Parent shall pay, within five (5) Business Days thereof, by wire transfer of immediately available funds, the Termination Fee, it being understood that in no event shall Parent be required to pay the Termination Fee on more than one occasion; provided further, if Parent pays the Termination Fee then MSC shall have no further rights against Parent hereunder.

(c)                 To the extent that Parent receives the Termination Fee, or MSC receives the Termination Fee, pursuant to this Section 9.3, then (i) with respect to MSC, (A) such Termination Fee shall constitute the exclusive remedy of Parent and SSRG against MSC and its Subsidiaries and their respective shareholders, directors, officers, employees, agents, Affiliates and assignees (MSC, its Subsidiaries and such other Persons being referred to collectively in this Agreement as the “MSC Related Parties”) for any damages suffered as a result of the failure of the Transactions to be consummated, and (B) upon payment of such amount, none of the MSC Related Parties shall have any further liability arising out of this Agreement or the Transactions, and (ii) with respect to the Parent, (A) such Termination Fee shall constitute the exclusive remedy of MSC against the Parent and SSRG and their respective shareholders, directors, officers, employees, agents, Affiliates and assignees (the Parent, SSRG and such other Persons being referred to collectively in this Agreement as the “Parent Related Parties”) for any damages suffered as a result of the breach of this Agreement of failure of the Transactions to be consummated, and (B) upon payment of such amount, none of the Parent Related Parties shall have any further obligation or liability arising out of or related to this Agreement or the Transactions. Parent and SSRG acknowledge and agree that the maximum liability of MSC and MSC Related Parties under this Agreement shall be limited to the amount of the Termination Fee. MSC acknowledges and agrees that the maximum liability of the Parent and the Parent Related Parties under this Agreement shall be limited to the amount of the Termination Fee. The parties acknowledge that the Termination Fees are not a penalty, but rather are liquidated damages in a reasonable amount that will compensate Parent and SSRG or MSC, as the case may be, in the circumstances in which such payments are payable. If the Parent or MSC, as the case may be, fails to promptly pay the amount due pursuant to this Section 9.3, the Parent or MSC, as the case may be, shall reimburse the other party for interest on such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.

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(d)                 In no event shall a shareholder, director, officer or employee of any of MSC, SSRG or Parent, as the case may be, have any liability for the payment of a Termination Fee pursuant to this Agreement.

ARTICLE X

MISCELLANEOUS

10.1 Assignment. Neither this Agreement nor any right created hereby shall be assignable by any Party hereto.

10.2 Non-Waiver. The failure in any one or more instances of a Party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said Party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving Party. A breach of any representation, warranty or covenant shall not be affected by the fact that a more general or more specific representation, warranty or covenant was not also breached.

10.3 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the Parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, shall confer on any Person other than the Parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.4 Notices. Any notice or communication must be in writing and will be deemed given: (i) when delivered if delivered personally (including by courier); (ii) on the third (3rd) Business Day after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested); (iii) on the day after mailing if sent by a nationally recognized overnight delivery service which maintains records of the time, place, and recipient of delivery; or (iv) upon receipt of a confirmed transmission, if sent by email or facsimile transmission. For purposes of notice, the addresses of the Parties shall be:

If to MSC:

Magnolia Solar Corporation

54 Cummings Park, Suite 316

Woburn, MA 01801

Attention: Dr. Ashok K. Sood, CEO & President

Telephone: 1 (781) 497-2900

Facsimile: 1 (781) 735-0575

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If to SSRG and/or the Parent

Solar Silicon Resources Group Pte Ltd.

Auzminerals Resource Group Limited

Level One, 58 Lorimer Street, Docklands

Victoria 3008, Australia

Attention: Kevin Graham

Telephone: 61 3 9008 6388

Facsimile:

10.5 Governing Legal Requirement; Venue; Waiver of Trial by Jury. This Agreement shall be governed solely and exclusively by and construed in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The Parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement shall be brought solely in a federal or state court located in the City, State and County of New York. By its execution hereof, the Parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in the State of New York. The Parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the Party prevailing therein shall be entitled to payment from the other Party hereto of its reasonable counsel fees and disbursements.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR ANY AGREEMENT EXECUTED PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT EXECUTED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

10.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.7 Facsimile or Email Transmissions. This Agreement, the other Transaction Documents and all agreements, documents and certificates delivered pursuant to this Agreement and/or the other Transaction Documents or in connection with the Transactions may be executed by any Party and transmitted by such Party to any other Party or Parties by facsimile or email, and any such document shall be deemed to have full force and effect as if the facsimile or email signature or signatures on such documents were original.

10.8 Third Party Beneficiaries. None of the provisions of this Agreement or any Transaction Document is intended to grant any right or benefit to any Person or entity which is not a Party to this Agreement.

10.9 Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

10.10 Severability. In the event that any provision in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect, the remaining provisions of this Agreement shall not be in any way impaired, and the illegal, invalid or unenforceable provision shall be fully severed from this Agreement and there shall be automatically added in lieu thereof a provision as similar in terms and intent to such severed provision as may be legal, valid and enforceable.

10.11 Entire Agreement. This Agreement and the other Transaction Documents, constitute the entire contract between the Parties hereto pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings between the Parties with respect to such subject matter.

10.12 Joint Negotiation and Drafting. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and the agreements ancillary hereto and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement and the agreements ancillary hereto shall be construed as jointly drafted by the Parties hereto or thereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement or of any of the agreements ancillary hereto.

10.13 Fees and Expenses.

(a) Except as otherwise provided in paragraph (b) of this Section 10.13, and Section 9.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated.

(b) Expenses incurred in connection with the filing, printing and mailing of the Proxy Statement and in connection with notices or other filings with any Governmental Authority shall be shared equally by Parent and MSC.

[signature page follows]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

MAGNOLIA SOLAR CORPORATION

By:
Name:
Title:

AUZMINERALS RESOURCE GROUP LIMITED

By:
Name:
Title:

SOLAR SILICON RESOURCES GROUP PTE LTD.

By:
Name:
Title:

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